Exhibit 10.1

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of February 5, 2003

between

SONIC AUTOMOTIVE, INC.

as Borrower

and

FORD MOTOR CREDIT COMPANY,

DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC,

TOYOTA MOTOR CREDIT CORPORATION,

BANK OF AMERICA, N.A. and

the other Lenders party hereto,

as the Lenders

and

FORD MOTOR CREDIT COMPANY,

as Agent.

EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A	—	Form of Note

EXHIBIT B	—	Form of Borrowing Notice

EXHIBIT C-1	—	Form of Dealership Guaranty

EXHIBIT C-2	—	Form of Subsidiary Holding Company Guaranty

EXHIBIT C-3	—	Form of Non-Dealership Guaranty

EXHIBIT D-1	—	Form of Dealership Security Agreement

EXHIBIT D-2	—	Form of Subsidiary Holding Company Security Agreement

EXHIBIT D-3	—	Form of Non-Dealership Security Agreement

EXHIBIT E	—	Closing Statement

EXHIBIT F	—	Form of Officer’s Certificate

EXHIBIT G	—	Form of Waiver, Guaranty and Disbursement Agreement

Schedules

Schedule 1.1.0	—	Irregular Franchise Agreements

Schedule 1.1.1	—	Permitted Existing Indebtedness

Schedule 1.1.2	—	Permitted Existing Investments

Schedule 1.1.3	—	Permitted Existing Liens

Schedule 1.1.4	—	Lender’s Commitments

Schedule 1.1.5	—	Dealership Guarantors

Schedule 1.1.6	—	Non-Dealership Guarantors

Schedule 1.1.7	—	Affiliated Dealers

Schedule 4.8	—	Subsidiaries

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement dated February 5, 2003 (this “Agreement”) is entered into among SONIC AUTOMOTIVE, INC., a Delaware corporation, (the “Borrower”) FORD MOTOR CREDIT COMPANY, a Delaware corporation, (“Ford Credit”) DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC, a Michigan limited liability company, (“Chrysler Financial”), TOYOTA MOTOR CREDIT CORPORATION, a California corporation (“Toyota Credit”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America (“Bank of America”), and the other Lenders from time to time party hereto, and Ford Credit, as administrative agent and collateral agent (in such capacity and together with any Successor Agent appointed pursuant to Article VII, the “Agent”) for the Secured Parties.

On August 10, 2000, Ford Credit and Chrysler Financial made a loan (the “Loan”) to Borrower in the principal amount of $500,000,000.00, pursuant to the terms of the Credit Agreement dated as of August 10, 2000. Thereafter, the parties agreed to increase the principal amount of such loan to $600,000,000.00 and to add Toyota Credit as a Lender pursuant to the Amended and Restated Credit Agreement dated as of June 20, 2001. Further, the parties entered into an Amendment to Credit Agreement dated August 15, 2001 that provided for converting the interest rate on a portion of the principal balance on the Loan to a fixed rate and an Amendment to Credit Agreement dated April 11, 2002 that eliminated the fixed rate conversion and made a certain portion of the Loan available for Letters of Credit.

Now the parties wish to decrease the principal balance of the Loan to $500,000,000.00, add Bank of America as a Lender under the Credit Agreement and incorporate the terms of the foregoing Amendments, all as set forth in this Agreement.

Borrower and Lenders agree to amend and restate the Amended and Restated Credit Agreement dated as of June 20, 2001, including all amendments thereto, as follows:

ARTICLE I: DEFINITIONS

1.1      Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or a Subsidiary of the Borrower (i) acquires any going business or all or substantially all of the assets of any automobile dealership and/or related operations (e.g. body shop and service repair centers), whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of such a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of such an entity.

“Acquisition Documents” means all documents, instruments and agreements entered into in connection with any Acquisition.

“Additional Subordinated Debt” means indebtedness of the Borrower which (i) Required Lenders have determined to be sufficiently subordinate to the payment of the Obligations, (ii) Required Lenders have consented to in writing, and (iii) Required Lenders have agreed to deduct from the calculation of Total Adjusted Debt (as defined herein).

“Advance” means any Advance made under Section 2.1 hereof or otherwise deemed made under the Loan Documents.

“Adjusted Leverage Ratio” is defined in Section 5.4(D) hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than five percent (5%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Affiliated Dealers” means those entities listed on Schedule 1.1.7 attached hereto, which may be amended from time to time with the written consent of Lender.

“Agent” has the meaning set forth in the recital of parties to this Agreement.

“Agent’s Account” means any account maintained in the name of the Agent of which the Agent gives written notice to the Borrower or any Lender, as applicable, is the Agent’s Account.

“Aggregate Commitments” means $500,000,000 or such lesser amount as may from time to time be in effect pursuant to Section 2.3 hereof.

“Agreement” means this Second Amended and Restated Credit Agreement, which amends and restates the Original Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.1(A) hereof, provided, however, that with respect to the calculation of financial ratios and other financial tests required by this Agreement, “Agreement Accounting Principles” means generally accepted accounting principles as in effect as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.1(A) hereof; provided, further, however, all pro forma financial statements reflecting Acquisitions shall be prepared in accordance with the requirements established by the Commission for acquisition accounting for reporting acquisitions by public companies (whether or not such Acquisitions are required to be publicly reported).

“Applicable LIBOR Rate” means as of any Payment Date, the LIBOR Rate plus two and fifty-five hundredths percent (2.55%) per annum.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person).

“Assignment and Acceptance” is defined in Section 10.3 (A) hereof.

“Authorized Officer” means any executive officer or assistant treasurer of the Borrower, acting singly.

“Bank of America” means Bank of America, N.A., a national banking association, together with its successors and assigns.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multi-employer Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“BHPH Collateral” means all right, title and interest of HMC Finance, whether now owned or hereafter acquired in and to (i) the Retail Contracts, (ii) the security interests in the Financed Vehicles granted by Obligors pursuant to the terms of the Retail Contracts, (iii) security interest in Financed Vehicles under the Retail Contracts, (iv) proceeds from claims on any physical damage, credit life, credit disability, or other insurance policies covering the Financed Vehicles and/or Obligors, (v) any recourse or indemnity against any person or entity who sold the Financed Vehicles to such Obligor, and (vi) rebates of premiums and other amounts relating to insurance policies, service contracts and any other items financed under the Retail Contracts.

“Borrower” means Sonic Automotive, Inc., a Delaware corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Borrower.

“Borrower Pledges” means each of (i) that certain Pledge Agreement from the Borrower to the Agent pursuant to which the Borrower pledges the Capital Stock of certain corporate Subsidiaries, as it may be amended, restated or otherwise modified and in effect from time to time, (ii) that certain Pledge Agreement from the Borrower to the Agent pursuant to which the Borrower pledges the Capital Stock of certain limited liability company Subsidiaries, as it may be amended, restated or otherwise modified and in effect from time to time and (iii) any other pledge of Capital Stock delivered by a member of the Sonic Group from time to time to the Agent.

“Borrower Security Agreement” means that certain Security Agreement from the Borrower to the Agent pursuant to which the Borrower has pledged all of its assets to secure the Obligations hereunder, as it may be amended, restated or otherwise modified and in effect from time to time.

“Borrowing” means a borrowing consisting of (i) simultaneous Advances by the Lenders pursuant to Section 2.1 and (ii) any Advances made under the Original Credit Agreement.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.4 hereof.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in both Dearborn, Michigan and Charlotte, North Carolina.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (other than in connection with Permitted Acquisitions), whether paid in cash or accrued as liabilities, including Capitalized Lease Obligations, by the Borrower and its Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, any and all membership interests or other equivalents (however designated) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee, which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, or its branches or agencies; (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000.00 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Corporation); (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Ratings Group or P-1 (or better) by Moody’s Investors Services, Inc.; (v) corporate bonds, mortgage-backed securities and municipal bonds in each case of a domestic issuer rated at the date of acquisition not less than Aaa by Moody’s Investor Services, Inc. or AAA by Standard & Poor’s Corporation with maturities of no more than two (2) years from the date of acquisition; and (vi) money market funds with respect to which not less than 90% of such funds are invested in the type of investments specified in clauses (i) through (v) above; provided, unless the context otherwise requires, that the maturities of such Cash Equivalents shall not exceed 365 days.

“Change of Control” means an event or series of events by which:

(i)        the Principals and their Related Parties cease to own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the Borrower’s Capital Stock ordinarily having the right to vote at an election of directors;

(ii)       during any period of 24 consecutive calendar months, individuals:

(a)       who were directors of the Borrower on the first day of such period, or

(b)      whose election or nomination for election to the board of directors of the Borrower was recommended or approved by at least a majority of the directors then still in office who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Borrower; and

(iii)     the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for (a) cash or Cash Equivalents or (b) securities, and the holders of the Capital Stock in the Borrower immediately prior to such transaction do not, as a result of such transaction, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the Borrower’s Capital Stock or the Capital Stock of its successor entity in such transaction.

“Charter Documents” means (i) in the case of a corporation, such entity’s articles of incorporation and by-laws, (ii) in the case of a limited liability company, such entity’s articles of organization and operating agreement or equivalent (however designated), (iii) in the case of a partnership, such entity’s partnership agreement or equivalent (however designated) and (iv) in the case of an association or other business entity not described above, such entity’s founding documents (however designated).

“Chrysler Financial” means DaimlerChrysler Services North America LLC, a Michigan limited liability company, and its successors and assigns.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, or any successor statute.

“Collateral” means all property and interests in property now owned or hereafter acquired by the Borrower or any of its Subsidiaries in or upon which a security interest, lien or mortgage is granted to the Agent, whether under the Borrower Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Obligations, including, without limitation, the Borrower Security Agreement, the Borrower Pledges, the Subsidiary Holding Company Pledges, the Cross-Default Agreement, the Waiver, Guaranty and Disbursement Agreement, Sonic Financial’s Pledge, each Dealership Security Agreement, Subsidiary Holding Company Security Agreement and all other security agreements, mortgages, deeds of trust, loan agreements, notes, guaranties, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Agent.

“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

“Commitment” means (a) with respect to any Lender other than Ford Credit at any time, the amount set forth opposite such Lender’s name on Schedule 1.1.4 hereto under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 10.3, and (b) with respect to Ford Credit at any time, the difference between the Maximum Availability minus the aggregate outstanding sum of the Advances made by all Lenders pursuant to Section 2.3. The Commitment of each Lender may from time to time be proportionately reduced in accordance with this Agreement.

“Consolidated Net Worth” means, at a particular date, the amount by which the total consolidated assets of the Borrower and its consolidated Subsidiaries exceeds the total consolidated liabilities of the Borrower and its consolidated Subsidiaries.

“Construction Mortgage Line” means that certain credit facility made available by Toyota Credit pursuant to that certain Master Loan Agreement dated December 31,2002 among Toyota Credit, Borrower and certain Subsidiaries of Borrower, as amended, modified, extended or restated and all substitutes and replacements therefor.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

“Contracts Balance” means the sum of the outstanding aggregate principal balance under the Retail Contracts (the amount financed for the purchase of the Financed Vehicles plus only those add-ons which have received Lender’s written consent) less (i) the outstanding aggregate principal balance under all Retail Contracts for which any payments from an Obligor are received 60 days or more after the monthly due date, as set forth in the applicable Retail Contract, and less (ii) the provision for loss reserve.

“Contractual Obligation” as applied to any Person, means any material provision of any equity or debt securities issued by that Person or any material indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in each case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Contribution Agreement” means the Second Amended and Restated Contribution Agreement dated as of even date herewith, as it may be amended, restated or otherwise modified and in effect from time to time, and each of those certain Binding Acknowledgments dated as of various dates and executed by Dealership Guarantors acquired pursuant to Permitted Acquisitions, and any future Binding Acknowledgments executed by Dealership Guarantors acquired pursuant to any future Permitted Acquisitions.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“Controlled Subsidiary” of any Person means a Subsidiary of such Person (i) 80% or more of the total Equity Interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more wholly-owned Subsidiaries of such Person and (ii) of which such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise.

“Cross-Default Agreement” means the Second Amended and Restated Cross-Default Agreement dated as of even date herewith, as it may be amended, restated or otherwise modified and in effect from time to time, and each of those certain Binding Acknowledgments dated as of various dates and executed by Dealership Guarantors acquired pursuant to Permitted Acquisitions, and any future Binding Acknowledgments executed by Dealership Guarantors acquired pursuant to any future Permitted Acquisitions.

“Current Assets” means, at a particular date, all amounts that would, in conformity with Agreement Accounting Principles, be included under current assets on a balance sheet as at such date.

“Current Liabilities” means, at a particular date, all amounts that would, in conformity with Agreement Accounting Principles, be included under current liabilities on a balance sheet as at such date.

“Current Ratio” is defined in Section 5.4(A) hereof.

“Customary Permitted Liens” means:

(i)        Liens (other than Environmental Liens, Liens in favor of the IRS and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(ii)       statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(iii)     Liens (other than Environmental Liens, Liens in favor of the IRS and Liens in favor of the PBGC) incurred or deposits made, in each case, in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (a) all such Liens do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (b) with respect to Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $2,500,000.00;

(iv)      Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(v)       Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute an Event of Default under Section 6.1(h) hereof; and

(vi)      any interest or title of the lessor in the property subject to any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

“Dealership Guarantors” means each entity listed on Schedule 1.1.5 hereof providing a Dealership Guaranty and a Dealership Security Agreement to the Agent, and each other entity providing a Dealership Guaranty and a Dealership Security Agreement to Agent pursuant to Section 5.2 (L) of this Agreement, and their respective successors and assigns.

“Dealership Guaranty” means each Guaranty in the form attached hereto as Exhibit C-1, provided by a Sonic Dealership to the Agent, as the same may be amended, modified, supplemented, reaffirmed and/or restated, and as in effect from time to time.

“Dealership Security Agreement” means any Security Agreement in the form attached hereto as Exhibit D-1, pursuant to which a Sonic Dealership grants the Agent a security interest in all of its assets, as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time.

“Debt Offering Notes” means, collectively, each of these certain promissory notes from the Borrower to various investors issued in accordance with and pursuant to the terms of either Indenture.

“Decision Period” is defined in Section 5.2(G) hereof.

“Decision Reserve” is defined in Section 5.2(G) hereof.

“Default Rate” shall mean the rate set forth in Section 2.6 hereof.

“Defaulted Amount” means, with respect to any Lender, any amount required to be paid by such Lender to the Agent or any other Lender hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15, the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance or L/C Advance which such Lender has not made when due in accordance with the terms hereof.

“Defaulting Lender” means, at any time, any Lender that, at such time, (i) owes a Defaulted Advance or (ii) shall take any action or be the subject of any action or proceeding of a type described in Section 6.1(F) or 6.1(G).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Termination Date.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” means dollars in the lawful currency of the United States.

“EBITDA” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of:

(i)        Net Income,

plus     (ii)      Interest Expense, to the extent deducted in computing Net Income,

plus     (iii)     charges against income for foreign, federal, state and local taxes, to the extent deducted in computing Net Income,

plus     (iv)     depreciation expense, to the extent deducted in computing Net Income,

plus     (v)      amortization expense, including, without limitation, amortization of goodwill, other intangible assets and Transaction Costs, to the extent deducted in computing Net Income,

plus     (vi)     other non-cash charges classified as long-term deferrals in accordance with Agreement Accounting Principles, to the extent deducted in computing Net Income,

minus (vii)    all extraordinary gains (and any nonrecurring unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains determined in accordance with Agreement Accounting Principles which have been included in the determination of Net Income).

EBITDA shall be calculated for any period by including the actual amount for the applicable period ending on such day, including the EBITDA attributable to Permitted Acquisitions occurring during such period on a pro forma basis for the period from the first day of the applicable period through the date of the closing of each Permitted Acquisition, utilizing (a) where available or required pursuant to the terms of this Agreement, historical audited and/or reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Borrower’s reasonable judgment or (b) unaudited financial statements (where no audited or reviewed financial statements are required pursuant to the terms of this Agreement) reviewed internally by the Borrower, broken down in the Borrower’s reasonable judgment.

“EBITDAR” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) EBITDA and (ii) Rentals.

“Effective Date” is defined in Section 1.3 hereof.

“Eligible Assignee” is defined in Section 10.3 hereof.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Environmental Property Transfer Act” means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called “Industrial Site Recovery Act” or “Responsible Property Transfer Act.”

“Equipment” means all of the Borrower’s and each Dealership Guarantor’s present and future furniture, machinery, service vehicles, supplies and other equipment and any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Event of Default” means an event described in Article VI hereof.

“Excluded Proceeds” is defined in Section 5.2(G) hereof.

“Existing Letters of Credit” means any letter of credit issued under the Original Credit Agreement.

“Fair Value” means (i) with respect to the Capital Stock of the Borrower, the closing price for such Capital Stock on the trading date immediately preceding the date of the applicable acquisition agreement; and (ii) with respect to other assets, the value of the relevant asset as of the date of acquisition or sale determined in an arm’s-length transaction conducted in good faith between an informed and willing buyer and an informed and willing seller under no compulsion to buy.

“Financed Vehicles” means motor vehicles, services and other products sold by Affiliated Dealers to Obligors.

“Fixed Charge Coverage Ratio” is defined in Section 5.4(B) hereof.

“Floor Plan Indebtedness” means any and all loans, advances, debts, liabilities and obligations, owing by a Sonic Dealership to GMAC or any Lender or any Affiliate or Subsidiary thereof, of any kind or nature, present or future, arising under a Wholesale Line, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower, a Sonic Dealership or Sonic Financial under this Agreement or any other Loan Document.

“Ford Credit” means Ford Motor Credit Company, a Delaware corporation, and its successors and assigns.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Negligence” means recklessness, the absence of the slightest care or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term “gross negligence” is used with respect to the Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

“Guarantor” means each Dealership Guarantor, Subsidiary Holding Company Guarantor and Non-Dealership Guarantor.

“Guaranty” means each Dealership Guaranty, Subsidiary Holding Company Guaranty and Non-Dealership Guaranty.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“HMC Finance” means, and Sonic Automotive – 3741 S. Nova Rd., PO, Inc., a Florida corporation.

“HMC Finance’s Address” means 3741 S. Nova Rd., Port Orange, Florida 32119.

“Honor Date” is defined in Section 12.3(B) hereof.

“Indebtedness” of any Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances or other instruments, (v) Capitalized Lease Obligations, (vi) reimbursement obligations with respect to letters of credit (other than commercial letters of credit) issued for the account of such Person, (vii) Hedging Obligations, (viii) Off Balance Sheet Liabilities, (ix) the Construction Mortgage Line, and (x) Contingent Obligations in respect of obligations of another Person of the type described in the foregoing clauses (i) through (viii). The amount of Indebtedness of any Person at any date shall be without duplication (a) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent

Obligations at such date and (b) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

“Indemnified Matters” is defined in Section 9.6(B)(ii) hereof.

“Indemnitees” is defined in Section 9.6(B) hereof.

“Indenture” means, collectively, (i) the Indenture dated as of July 1, 1998 and entered into by and among Borrower, certain of its Subsidiaries and U.S. Bank Trust National Association, as trustee (the “1998 Indenture”), or (ii) upon execution and delivery, an Indenture or Indentures to be entered into by and among Borrower, certain of its Subsidiaries and U.S. Bank Trust National Association, as trustee, providing for the issuance of an aggregate of no more than $300,000,000.00 of senior subordinated debt of the Borrower, which such debt will be subordinated in right of payment to the Indebtedness under this Agreement and the Notes, on terms identical to those in the 1998 Indenture (collectively, the “Approved Indenture”).

“Insolvency Proceeding” means (i) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangements in respect of its creditors generally or any substantial portion of a Person’s creditors, undertaken under federal law.

“Interest Coverage Rate” is defined in Section 5.4(c) hereof.

“Interest Expense” means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment and letter of credit fees), but excluding interest expense not payable in cash (including amortization of discount), all as determined in conformity with Agreement Accounting Principles.

“Interest Reconciliation Date” is defined in Section 2.1 (B)(i)(b) hereof.

“Inventory” shall mean any and all motor vehicles, tractors, trailers, service parts and accessories and other inventory of the Borrower and each Dealership Guarantor.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“Irregular Franchise Agreement” means any franchise agreement listed on Schedule 1.1.0.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiration date of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or has not been refinanced with an Advance hereunder.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means the Permitted L/C Issuer of a particular Letter of Credit.

“L/C Obligations” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lenders” means, collectively, Ford Credit, Chrysler Financial, Toyota Credit and Bank of America, and their respective successors and Eligible Assignees; each of the Lenders may be referred to individually as a “Lender.”

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. Each Letter of Credit shall be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is 60 days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit-Related Documents” means the Letters of Credit, the Letter of Credit Applications and any other document relating to any Letter of Credit, including any of the Agent’s or L/C Issuer’s standard documents for Letters of Credit.

“Letter of Credit Termination Date” is defined in Section 12.1(A).

“Letter of Credit Sublimit” means an amount equal to $25,000,000.00. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“LIBOR Rate” means the monthly arithmetic average of the per annum interest rate announced from time to time as the one month London Interbank Offered Rates quoted each Monday for the previous Friday under the Money Rates Column of the Wall Street Journal, or, if

the Wall Street Journal is unavailable for any reason, as published in such other publications as Lender may designate. In the event such rate is not quoted on Monday for the previous Friday, the rate quoted on the first business day of the week for the last business day of the previous week shall be utilized.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or security agreement or preferential arrangements of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means the revolving credit facility from Lenders to Borrower in the principal amount of $500,000,000.00, evidenced by the Notes and secured by the Loan Documents.

“Loan Documents” means this Agreement, the Reaffirmation of Guaranty, the Notes, the Sonic Guaranties, the Collateral Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Master Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement among each of the Lenders, and others, as amended, restated or modified from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any Material Subsidiary of the Borrower, or the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents in any material respect, or (iii) the ability of the Lender to enforce in any material respect the Obligations or its rights with respect to the Collateral.

“Material Subsidiary” means (i) any “Significant Subsidiary” as defined in Regulation S-X issued pursuant to the Securities Act and the Exchange Act and (ii) any other Subsidiary of the Borrower which at any time comprises five percent (5%) or more of the Borrower’s Tangible Base Capital.

“Maximum Availability” means the lesser of (i) the Aggregate Commitments in effect from time to time (as reduced pursuant to Section 2.3 from time to time) and (ii) the sum of (a) the Scaled Assets of the Sonic Group, plus (b) fifty percent (50%) of the Speedway Stock Value, and plus (c) $200,000,000.00, as either such amount may be reduced pursuant to Section 2.3 hereof.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Minority Holder” means any holder of an Equity Interest in a Subsidiary which such Equity Interest may not exceed 20% of the Capital Stock of such Subsidiary.

“Multi-employer Plan” means a “Multi-employer Plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

“Net Income” means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

“New Subsidiary” is defined in Section 5.3(F)(ii).

“Non-Dealership Guarantor” means each entity listed on Schedule 1.1.6 and each other Subsidiary which is not a Sonic Dealership or Subsidiary Holding Company but which has been designated as a “Non-Dealership Guarantor” pursuant to Section 5.2 (L) (ii).

“Non-Dealership Guaranty” means each Guaranty in the form attached hereto as Exhibit C-3, provided by a Non-Dealership Guarantor to Agent, as the same may be amended, modified, supplemented, reaffirmed and/or restated, and as in effect from time to time.

“Non-Dealership Security Agreement” means each Security Agreement, in the form attached hereto as Exhibit C-4, provided by a Non-Dealership Guarantor to Agent, as the same may be amended, modified, supplemented, reaffirmed and/or restated, and as in effect from time to time.

“Notes” means collectively, all promissory notes of the Borrower payable to the order of a Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender pursuant to this Agreement, including any amendment, restatement, modification, renewal, increase or replacement thereof.

“Obligations” means all Advances, L/C Obligations, debts, liabilities, obligations, covenants and duties owing by the Borrower, a Non-Dealership Guarantor, a Sonic Dealership or Sonic Financial to the Lenders or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes, the Collateral Documents or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower, a Non-Dealership Guarantor, a Sonic Dealership or Sonic Financial under this Agreement or any other Loan Document.

“Obligor” means, collectively, the purchasers and co-purchasers of the Financed Vehicles or any other person who owes payments under the Retail Contracts.

“Off Balance Sheet Liabilities” of a Person means (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (ii) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (ii) any liability under any financing lease or so-called “synthetic” lease transaction, or (iv) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Original Credit Agreement” means that certain Credit Agreement between Borrower, Ford Credit, and Chrysler Financial dated as of August 10, 2000, as amended by the Amended and Restated Credit Agreement between Borrower, Ford Credit, Chrysler Financial and Toyota Credit dated June 20, 2001, as amended by the Amendment to Credit Agreement dated August 15, 2001, as further amended by the Amendment to Credit Agreement dated April 11, 2002.

“Other Taxes” is defined in Section 2.11(B) hereof.

“Outstanding Amount” means (i) with respect to the Notes on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participants” is defined in Section 10.2(A) hereof.

“Payment Date” means the fifteenth day of each calendar month, provided, however if such day is not a Business Day, then the Payment Date shall be the next succeeding Business Day following such fifteenth day.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 5.3(F)(iii) hereof.

“Permitted Existing Indebtedness” means the Indebtedness of the Borrower and its Subsidiaries identified as such on Schedule 1.1.1 to this Agreement, which includes Indebtedness under the Construction Mortgage Line.

“Permitted Existing Investments” means the Investments of the Borrower and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

“Permitted Existing Liens” means the Liens on assets of the Borrower and its Subsidiaries identified as such on Schedule 1.1.3 to this Agreement, which include Liens related to the Construction Mortgage Line.

“Permitted L/C Issuer” means from the date hereof up to and including December 31, 2004: (a) Ford Credit in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; (b) Bank of America, at Agent’s request; and (c) any other Lender that may, at the Agent’s request issue a Letter of Credit hereunder (but only if the Borrower and the Required Lenders consent to such other Lender’s issuance of such Letter of Credit). Thereafter, Permitted L/C Issuer shall mean (a) Bank of America; and (b) any other Lender that may, at Agent’s request, issue a Letter of Credit hereunder (but only if Borrower and the Required Lenders consent to such other Lender’s issuance of such Letter of Credit).

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iii) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, event of default and remedies) materially less favorable to the Borrower or to the Lenders than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Principal Reconciliation Date” is defined in Section 2.1 (B)(ii)(a) hereof.

“Principals” means O. Bruton Smith and B. Scott Smith.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Advances and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to the terms hereof, then the Pro Rata Share of each Lender shall be determined based on a fraction (expressed as a percentage), the numerator of which is the Outstanding Amount of each Lender under its Note and L/C Advances and the denominator of which is the Outstanding Amount under the Notes and L/C Advances. Notwithstanding the foregoing, Ford Credit’s Commitment shall be deemed to be $50,000,000 (or such lesser amount as may be required as a result of a reduction in the Aggregate Commitments pursuant to Section 2.3 hereof) for purposes of calculating each Lender’s Pro Rata Share.

“Reaffirmation of Guaranty” means any Reaffirmation of Guaranty under which Guarantor confirms and/or restates Guarantor’s liabilities, obligations and agreements under the Guaranty of the Indebtedness and Obligations of Borrower to the Lenders and the Agent under the Agreement.

“Receivable(s)” means and includes all of the Borrower’s and each Dealership Guarantor’s presently existing and hereafter arising or acquired accounts, contract rights, chattel paper, instruments, notes, letters of credit, documents, documents of title, investment property, deposit accounts, other bank accounts, general intangibles, tax refunds and other obligations of third persons of any kind, now or hereafter existing, whether arising out of or in connection with the sale or lease of goods, the rendering of services or otherwise, and all rights now or hereafter existing in and to all security agreements, leases, and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, instruments, notes, letters of credit, documents, documents of title, investment property, deposit accounts, other bank accounts, general intangibles, tax refunds or obligations of third persons.

“Register” has the meaning set forth in Section 10.3 (D).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Related Party” with respect to any Principal means (i) any spouse or immediate family member of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding the outstanding Equity Interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any lease of real or personal property but does not include any amounts payable under Capitalized Leases of such Person.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, as of any date, a minimum of at least two Lenders having Commitments representing at least 50% of the Aggregate Commitments of all Lenders on such date; provided, however, that a Defaulting Lender shall be excluded from the determination of Required Lenders (and the Aggregate Commitments shall be reduced, for purposes of calculating such percentage, by the Commitment of such Defaulting Lender). Notwithstanding the foregoing and so long as Ford Credit is not a Defaulting Lender, Ford Credit’s Commitment shall be deemed to be $50,000,000 (or such lesser amount as may be required as a result of a reduction in the Aggregate Commitments pursuant to Section 2.3 hereof) for purposes of calculating the foregoing percentage after giving effect to Section 2.1(B).

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in the Borrower’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other Equity Interests of the Borrower (other than Disqualified Stock), and (iii) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of any Equity Interests of the Borrower or any of the Borrower’s Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

“Restricted Franchise Agreement” is defined in Section 5.3(F)(iii)(b).

“Retail Contracts” means the chattel paper purchased by HMC Finance from the Affiliated Dealers consisting of retail installment sale contracts for motor vehicles and any amendments, modifications or supplements to any such chattel paper, and any documents and customer files pertaining thereto, and all monies paid thereon and due thereunder which contracts Agent in its sole discretion elects to make advances on (such election to be based on criteria established by Agent, in its sole discretion, from time to time).

“Revolving Credit Availability” means, at any particular time, the amount by which the Aggregate Commitments at such time exceeds the Revolving Credit Obligations at such time.

“Revolving Credit Obligations” means the aggregate Outstanding Amount of all Notes and all L/C Obligations.

“Scaled Assets” means with respect to the Sonic Group, the sum of (i) an amount equal to 75% of the Sonic Group’s Receivables which constitute factory receivables, (ii) an amount equal to 60% of the Sonic Group’s Receivables which constitute current finance receivables, (iii) an amount equal to 60% of the Sonic Group’s Receivables which constitute receivables for parts and services (after netting any amounts payable in connection with such parts and services by any member of the Sonic Group), (iv) an amount equal to 55% of the

Sonic Group’s Inventory which constitutes parts and accessories, (v) an amount equal to 80% of the that portion of the Sonic Group’s Inventory which constitutes used vehicles less the amount of any outstanding Floor Plan Indebtedness of any member of the Sonic Group incurred in connection with such used vehicles, (vi) an amount equal to 45% of the difference between (a) the value of the Sonic Group’s Equipment and (b) the amount of Indebtedness of any member of the Sonic Group incurred in connection with such Equipment and (vii) an amount equal to 50% of the Contracts Balance. The value of the Sonic Group’s Scaled Assets shall be calculated by the Agent and shall be determined based on the financial statements, monthly factory statements and other reports delivered to the Agent pursuant to Section 5.1(A). Scaled Assets shall be measured as of the most recent quarterly report of Scaled Assets published by Borrower prior to the date of this Agreement and as of the end of each calendar quarter.

“Secretary’s Certificate” with respect to any entity in the Sonic Group, means any certificate, delivered by a secretary, assistant secretary, managing member, general partner or governor of such entity which certifies (i) the names and true signatures of the incumbent officers or managers of such entity authorized to sign each Transaction Document to which it is a party and the other documents to be executed thereunder, (ii) a true and correct copy of such entity’s Certificate of Incorporation, or similar charter document and all amendments thereto, (iii) a true and correct copy of the by-laws or similar governing document of such entity and all amendments thereto, and (iv) a true and correct copy of the resolutions of such entity’s board of directors or members approving and authorizing the execution, delivery and performance by such entity of each Transaction Document to which it is a party and the other documents to be executed thereunder;

“Secured Parties” means the Lenders and the Agent.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sonic Dealership” means any Subsidiary dealership and/or related body shop or service repair center owned, operated or acquired by the Borrower or any Subsidiary of the Borrower.

“Sonic Financial” means Sonic Financial Corporation, a Delaware corporation.

“Sonic Financial’s Pledge” means that certain Pledge Agreement, from Sonic Financial to the Agent pursuant to which Sonic Financial pledges 5,000,000 shares of capital stock in Speedway Motor Sports, Inc., as it may be amended, restated or otherwise modified and in effect from time to time.

“Sonic Group” means each of the Borrower and each Subsidiary of the Borrower.

“Sonic Guaranties” means each Subsidiary Holding Company Guaranty, each Dealership Guaranty, each Non-dealership Guaranty and the Contribution Agreement.

“Speedway Stock Value” means the value of the 5,000,000 shares of stock in Speedway Motor Sports, Inc., pledged by Sonic Financial to Lender pursuant to the terms of Sonic Financial’s Pledge, and determined by multiplying 5,000,000 by the closing price for Speedway Motor Sports Inc. stock as reported on the New York Stock Exchange on the last trading day of the month. Any such calculation of the Speedway Stock Value will be in effect for the next calendar month until the final trading day of such month, upon which Agent will recalculate the Speedway Stock Value.

“Successor Agent” is defined in Section 7.6 of this Agreement.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Holding Companies” means each of Sonic Automotive of Tennessee, Inc., a corporation organized under the laws of the State of Tennessee, Sonic Automotive of Nevada, Inc., a corporation organized under the laws of the State of Nevada, Sonic Automotive of Georgia, Inc., a corporation organized under the laws of the State of Georgia, Sonic of Texas, Inc., a corporation organized under the laws of the State of Texas, and any other Subsidiary of Borrower which owns any Equity Interests in any other entity in the Sonic Group, in each case together with its successors and assigns.

“Subsidiary Holding Company Guaranty” means each Guaranty in the form attached hereto as Exhibit C-2, provided by a Subsidiary Holding Company to Agent, as the same may be amended, modified, supplemented, reaffirmed and/or restated, and in effect from time to time.

“Subsidiary Holding Company Pledges” means each Pledge Agreement delivered by any Subsidiary Holding Company to Lender, pursuant to which such Persons pledge their Capital Stock of certain corporation, limited liability company and/or partnership subsidiaries, as such pledge agreement may be amended, restated or otherwise modified from time to time.

“Subsidiary Holding Company Security Agreements” means any Security Agreement in the form attached hereto as Exhibit D-2, pursuant to which a Subsidiary Holding company grants the Lender a security interest in all of its assets, as the same may be amended, modified, supplemented and/or restated, and in effect from time to time.

“Tangible Base Capital” means, at a particular date of calculation, the amount determined by the Agent to be equal to:

(i) Consolidated Net Worth

plus

(ii) the sum of

(a)       Indebtedness of the Borrower or its Subsidiaries to officers of the Borrower, which Indebtedness is subordinated in writing to the Obligations on terms and conditions acceptable to the Lenders; and

(b)       an amount equal to 64% of the LIFO reserve (as determined in accordance with Agreement Accounting Principles) reflected on the Borrower’s balance sheet;

(c)       Indebtedness of the Borrower and/or its Subsidiaries evidenced by the Debt Offering Notes;

minus

(iii) the sum of

(a)       Receivables with respect to which the account debtor is a director, officer, employee, Subsidiary or Affiliate of the Borrower or other amounts (whether or not classified as Receivables) from Affiliates of the Borrower or its Subsidiaries (other than those payable within 30 days and incurred in the ordinary course of business); and

(b)       the value of leasehold improvements after deductions for depreciation of the Borrower and its Subsidiaries on a consolidated basis;

(c)       that part of the Borrower’s and its Subsidiaries (on a consolidated basis) capitalization or reserves attributable to any writing up of book values on any fixed assets after the date of the most recently delivered financial statements of the Borrower and its Subsidiaries;

(d)       the aggregate amount of the Borrower’s and its Subsidiaries Investments in Affiliates (other than the Borrower’s Subsidiaries);

(e)       organizational expenses related to start-up of operations with respect to the Borrower and its Subsidiaries;

(f)       goodwill and other intangible assets (as determined in accordance with Agreement Accounting Principles);

(g)       any amount paid to a third-party as consideration for no-competition agreements;

(h)       the value of daily rental franchise payments made by the Borrower or its Subsidiaries under any franchise agreements (net of any amounts owed by a franchisor to Borrower or its Subsidiaries); and

(i)        other assets (including, without limitation, airplanes, cattle, etc.) not related to the operations of the Dealerships as automobile dealerships.

“Taxes” is defined in Section 2.11(A) hereof.

“Termination Date” means the earlier of (i) October 31, 2006 or such other “Termination Date” specified in an Extension Notice and agreed to by all Lenders and (ii) the date of termination of the Commitment pursuant to either of Section 2.3 or Section 8.1 hereof.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of the Borrower or any member of the Controlled Group; (iii) the imposition of an obligation on the Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the Termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multi-employer Plan.

“Total Adjusted Debt” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the amount of Total Debt less any Floor Plan Indebtedness, less the outstanding principal balance of the Debt Offering Notes, and less the outstanding principal balance of any Additional Subordinated Debt, and further less accounts payable and accruals.

“Total Debt” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of Indebtedness of the Borrower and its Subsidiaries, other than Hedging Obligations.

“Toyota Credit” means Toyota Motor Credit Corporation, a California corporation, and its successors and assigns.

“Transaction Costs” means the fees, costs and expenses payable by the Borrower in connection with the execution, delivery and performance of the Transaction Documents.

“Transaction Documents” means the Loan Documents and the Acquisition Documents.

“UCC” means the Uniform Commercial Code, as the same may be amended, restated, modified or supplemented from time to time, in effect in the State of North Carolina.

“Unfunded Liabilities” means (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multi-employer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multi-employer Plans.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Unreimbursed Amount” has the meaning set forth in Section 12.3 (B).

“Unused Commitment” means, with respect to any Lender, such Lender’s Commitment at such time minus the aggregate principal amount of the Outstanding Amount of all Advances and L/C Obligations made by such Lender and outstanding at such time.

“Waiver, Guaranty and Disbursement Agreement” means each Waiver, Guaranty and Disbursement Agreement delivered by Borrower or any Subsidiary Holding Company in the form attached hereto as Exhibit G to Lender, as the same may be amended, restated, or otherwise modified from time to time.

“Wholesale Agreement” means the Amended and Restated Wholesale Agreement among Borrower, the Lenders and others regarding which Lender will fund future Wholesale Lines, as the same may be amended, modified, supplemented, reaffirmed and/or restated, and in effect from time to time.

“Wholesale Line” means any automotive floor plan wholesale credit line, service loaner, daily rental or demonstrator line and/or arrangements for the purchase of chattel paper made by Ford Credit, Chrysler Financial, General Motors Acceptance Corporation, Toyota Credit, Bank of America, any Lender or any affiliate or subsidiary thereof to a Sonic Dealership.

Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date hereof.

1.2      References. The existence throughout the Agreement of references to the Borrower’s Subsidiaries is for a matter of convenience only. Any references to Subsidiaries of the Borrower set forth herein shall (i) with respect to representations and warranties which deal with historical matters be deemed to include each of the Subsidiaries existing on the date hereof; and (ii) shall not in any way be construed as consent by a Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

1.3      Effectiveness of this Agreement. Upon the satisfaction of all of the conditions precedent set forth in Section 3.1 of this Agreement (the date upon which such conditions precedent are satisfied being hereinafter referred to as the “Effective Date”), this Agreement shall become effective. Up until the Effective Date, the terms and conditions of the Original Agreement and all Loan Documents related thereto shall be in full force and effect and shall control the obligations and requirements between the Borrower, Guarantor and Ford Credit, as both Agent and a Lender, Chrysler Financial and Toyota Credit.

ARTICLE II: THE LOAN FACILITIES

2.1      Making Advances; Accounting for Advances.

(A)     Making Advances. Upon satisfaction of the conditions precedent set forth in Sections 3.1 and 3.2, from and including the Effective Date of this Agreement and prior to the Termination Date, Agent will (on behalf of each Lender), on the terms and conditions set forth in this Agreement, make Advances to the Borrower from time to time, in Dollars, in an amount not to exceed the Revolving Credit Availability at such time; provided, however, at no time shall the Revolving Credit Obligations exceed the Maximum Availability at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and re-borrow Advances at any time prior to the Termination Date. The Borrower shall repay in full the outstanding principal balance of each Advance on or before the Termination Date. Agent may make Advances (on behalf of each Lender) in reliance upon the agreement of each Lender to make available to Agent funds required to perform the accounting as described in the following Section 2.1 (B), unless all Lenders will have jointly decided, as provided for in Section 8.1 hereof, to terminate or suspend their obligations to make Advances hereunder.

(B)      Accounting for Advances. From the Effective Date until the Termination Date, Agent and Lenders will account for all activity under this Section 2.1 in the following manner:

(i)        Interest.

(a)       By the tenth (10th) day of each month, or if such day is not a Business Day, on the next succeeding Business Day, no later than 12:00 noon (Eastern Standard Time), Agent will provide to each Lender a written statement identifying the amount of interest payment to be received from Borrower by Agent on all Outstanding Amounts from time to time existing under each Lender’s Note and L/C Advances during the immediately preceding calendar month (such amount is referred to herein as the “Interest Due Lenders”);

(b)       No later than 12:00 noon (Eastern Standard Time) on the first Business Day following a Payment Date upon which Agent has received payment from Borrower of the amount required pursuant to Section 2.9 hereof (each such date being referred to herein as an “Interest Reconciliation Date”), Agent will make remittance to each Lender (via wire transfer, pursuant to wire transfer instructions provided to Agent by each Lender in writing from time to time) of each such Lender’s share of the Interest Due Lenders; provided, however that the Administration Fee due to Agent (pursuant to Section 2.13 hereof) for the month immediately preceding such Interest Reconciliation Date will be netted out of the Interest Due Lenders and be maintained by Agent for the benefit of Agent. For purposes of calculating interest, each Lender’s Note and L/C Advances shall be reduced only upon the Agent’s distribution of principal as set forth in Subsection (c) below; and

(ii)       Principal.

(a)       Agent will make a written demand on all of the Lenders (which demand shall be made in accordance with Section 2.1 (B) (ii) (c); (the date each such demand is made is referred to herein as a “Principal Reconciliation Date”)), which such demand will identify (a) the then current (as of such Principal Reconciliation Date) Outstanding

Amount under the Notes and L/C Borrowings, and (b) the aggregate amount of Advances and L/C Advances made to Borrower by Ford Credit from and after the immediately preceding Principal Reconciliation Date (or if no previous demand has been made, since the Effective Date).

(b)       No later than 1:00 p.m. (Eastern Standard Time) on the first Business Day following the Principal Reconciliation Date, each Lender will pay to Agent an amount equal to: (i) the Lender’s Pro Rata Share of the Outstanding Amount under the Notes and L/C Borrowings; less (ii) the Outstanding Amount of the Lender’s Note and L/C Advances before giving effect to the Lender’s payment of such amount. Each Lender shall pay such amount in same day funds to the Agent. Notwithstanding the foregoing, the Outstanding Amount at any time owed to any Lender (other than Agent) shall not at any time exceed the amount of such Lender’s Commitment. If and to the extent that any Lender shall not have so made the amount of such Advance or L/C Advance available when due hereunder, such Lender shall become a Defaulting Lender. If such Lender shall have made such amount available to Agent, such amount so paid in respect of principal shall constitute an Advance and/or L/C Advance made by such Lender on such Business Day for purposes of this Agreement, the Borrower’s payment obligations with respect to each such Advance and L/C Advance shall be evidenced by the Note held by such Lender and the aggregate outstanding principal amount of the Advances and L/C Advances made by Agent shall be reduced by such amount on such Business Day. Agent shall notify the Lenders of all Advances and L/C Advances made by Lenders pursuant to this Section 2.2(B) (ii) (b).

(c)       No later than 1:00 p.m. (Eastern Standard Time) on the first Business   Day following the Principal Reconciliation Date, Agent will pay to each Lender an            amount equal to the Lender’s Pro Rata Share of the principal repayments received by Agent pursuant to Section 2.2 and Section 2.3.

(d)       Agent may make demand under Section 2.1 (B) (ii) (b) on (i) any Business Day on which the aggregate Revolving Credit Obligations owing to Agent on such Business Day (after giving effect to any Advances to be made by Agent on such Business Day) exceed $50,000,000.00 and (ii) the last Business Day of any month or more often at Agent’s sole discretion, in each case no later than 5:00 p.m. Eastern Standard Time on such Business Day. Notwithstanding the foregoing, Agent shall make such demands at least once each calendar month.

(e)       After giving effect to Section 2.1, the Outstanding Amount owed to Agent shall not exceed $50,000,000.00.

(iii)     Fees.

Agent will distribute all fees as promptly as practicable after receipt (but in no event later than the Business Day following receipt by Agent).

(C)      The Borrower shall not be entitled to obtain any Advance, and the L/C Issuer shall not be obligated to issue any Letter of Credit, if such Advance or issuance would result in a violation of the lending limits set forth herein.

2.2      Prepayments

(A)     Optional Payments. The Borrower may from time to time repay or prepay, without penalty or premium all or any part of outstanding Advances; provided, however, that the Borrower may not so prepay Advances unless it shall have provided notice to Agent of such prepayment by 12:00 noon on the day such payment will be made, and the amount of such prepayment is not less than $500,000.00.

(B)      Mandatory Prepayments. Notwithstanding any contrary provision set forth herein or in any other Loan Document: (i) the Revolving Credit Obligations shall not at any time exceed the Maximum Availability then in effect; and (ii) Outstanding Amount owed to any Lender at any time shall not exceed the Commitment of such Lender then in effect. If at any time the Revolving Credit Obligations or such Outstanding Amount owed to any Lender would exceed the foregoing limitations, the Borrower shall immediately pay to the Agent, for the account of the Lenders, the amount of such excess. All payments made by the Borrower pursuant to this Section 2.2(B) shall be applied as mandatory prepayments of principal]. Amounts equal to a Decision Reserve or net cash proceeds of an Asset Sale in connection with or following restoration, rebuilding or replacement of insured property shall be mandatorily applied against the Revolving Credit Obligations in the amounts and in the manner set forth in Section 5.2(G) hereof.

2.3      Reduction of Aggregate Commitments. The Borrower may permanently reduce the Aggregate Commitments in whole, or in part, in an aggregate minimum amount of $50,000,000.00 and integral multiples of $10,000,000.00 in excess of that amount (unless the Aggregate Commitments are reduced in whole); any reductions in the Aggregate Commitments will be made ratably among the Lenders in accordance with each Lender’s Commitment. Any such reduction may be made only upon at least three (3) Business Day’s written notice to Agent, which notice shall specify the amount of any such reduction, and upon payment of a termination/reduction fee (payable to Agent for the account of each Lender) equal to the amount by which the Aggregate Commitments are reduced multiplied by:

(i)        one-half of one percent (0.50%), if Borrower terminates/reduces the Aggregate Commitments on or before October 31, 2003; or

(ii)       three-eighths of one percent (0.375%), if Borrower terminates/reduces the Aggregate Commitments after October 31, 2003 but on or before October 31, 2004; or

(iii)     one-quarter of one percent (0.25%), if Borrower terminates/reduces the Aggregate Commitments after October 31, 2004 but before October 31, 2005; or

(iv)      one-eighth of one percent (0.125%), if Borrower terminates/reduces the Aggregate Commitments after October 31, 2005 but before October 31, 2006.

Notwithstanding the foregoing, the amount of the Aggregate Commitments may not be reduced below the Revolving Credit Obligations. All accrued commitment fees and termination fees shall be payable on the effective date of any partial or complete termination of the obligations of the Lenders to make Advances hereunder. Lenders will share in any termination/reduction fee paid under this Section 2.3 in proportion with each such Lender’s Commitment. On the first Business Day following Agent’s receipt of a termination/reduction fee hereunder, Agent will remit to each Lender its portion of the termination/reduction fee received by Agent hereunder.

2.4      Method of Borrowing. The Borrower shall give Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing Notice”) not later than 12:00 noon (Eastern Standard Time) on the Borrowing Date of each Advance, specifying: (i) the Borrowing Date (which must be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the use of proceeds of such Advance, and (iv) the account or accounts into which the Advances should be funded. Each Borrowing Notice shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date. Not later than 2:00 p.m. (Eastern Standard Time) on each Borrowing Date, Agent (on behalf of each Lender) shall make available the Advance, in funds immediately available to the Borrower at such account or accounts as shall have been notified to the Agent. Each Advance shall bear interest from and including the date of the making of such Advance to (but not including) the date or repayment thereof at the Applicable LIBOR Rate, changing when and as the underlying LIBOR Rate changes, which such interest shall be payable in accordance with Section 2.9(B).

2.5      Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $500,000.00, provided, however, that any Advance may be in the amount of the Unused Commitment.

2.6      Default Rate: Late Payment Fee. After the occurrence and during the continuation of an Event of Default, at the option of the Required Lenders, the interest rate(s) applicable to the Advances shall be equal to the Applicable LIBOR Rate plus three percent (3.0%) per annum. To the extent not in excess of the Maximum Rate and in accordance with applicable law, any amount not paid by the Borrower when due shall accrue interest at an additional five percent (5.0%) per annum above the rate applicable thereto until such amounts have been paid in full and shall be payable on demand by the Agent, at the direction of the Required Lenders, and at any rate no later than the next succeeding Payment Date.

2.7      Method of Payment. (A) All payments of principal, interest, and fees hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to Agent at the Agent’s address specified pursuant to Article XI, at any other address specified in writing by Agent to the Borrower, or via wire transfer pursuant to wire transfer instructions provided by Agent from time to time, by 12:00 noon (Eastern Standard Time) on the date when due. Agent will thereafter cause like funds to be distributed in accordance with Section 2.1 (i) if such payment by the Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder and/or under the Notes to more than one Lender, to such Lender for its account ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for its account, in each case to be applied in accordance with the terms of this Agreement; provided, however that the Administration Fee due to Agent (pursuant to Section 2.13 hereof) for the month immediately preceding such date will be netted out of such amounts and be maintained in or remitted to the Agent’s Account by and for the benefit of the Agent. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.3 from and after the effective date of such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(B)      Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may (but shall not be obligated to), in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each such Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Applicable LIBOR Rate.

2.8      Advances and Telephonic Notices. Agent is authorized to record the principal amount of each Advance and each repayment with respect to its Advances on the schedules attached to the Notes; provided, however, that the failure to so record shall not affect the Borrower’s obligations under the Notes. The Borrower authorizes the Lender to extend Advances and Agent to transfer funds based on telephonic notices made by any person or persons Agent in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by Agent, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by Agent, (i) the telephonic notice shall govern absent manifest error and (ii) Agent shall promptly notify the Authorized Officer who provided such confirmation of such difference.

2.9      Payments, Fees and Taxes.

(A)     Promise to Pay. The Borrower shall repay to the Agent, for the ratable account of the Lenders, on the Termination Date, the aggregate principal amount of the Advances and L/C Obligations then outstanding. The Borrower unconditionally promises to pay when due the principal amount of each Advance, L/C Advance and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement, the Notes and the other Loan Documents.

(B)      Interest Payment Date.

(i)        Interest Payable on Advances and L/C Advances. Interest accrued on each Advance and L/C Advance, owing to each Lender shall be payable to the Agent on each Payment Date, commencing with the first such date to occur after the date hereof and on the Termination Date (whether by acceleration or otherwise). Borrower will make interest payments to the Agent on each Payment Date via wire transfer (pursuant to wire transfer instructions provided to Borrower by Agent from time to time).

(ii)       Interest on other Obligations. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last Business Day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(C)      Commitment Fees.

(i)        Commitment Fees. The Borrower shall pay to Agent (for the account of the Lenders), from and after the date hereof and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender (in the case of each other Lender) until the date on which the Commitment shall be terminated in whole, a commitment fee equal to one-quarter of one percent (0.25%) per annum, on the amount by which (a) the Aggregate Commitments in effect from time to time exceed (b) the Revolving Credit Obligations in effect from time to time, provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. All such commitment fees payable under this Subsection (C) shall be payable annually in arrears (via wire transfer, pursuant to wire transfer instructions provided to Borrower by Agent in writing from time to time) on each November 15th occurring after the Effective Date (provided, however, that if any such November 15th is not a Business Day, the commitment fee must be paid on the next succeeding Business Day) and, in addition, on the date on which the Commitment shall be terminated in whole.

(ii)       Accounting for Commitment Fees. In accordance with Section 2.1, Agent will remit promptly to each Lender such Lender’s Pro Rata Share of the commitment fee received by Agent, based on each such Lender’s Commitment (via wire transfer, pursuant to wire transfer instructions provided to Agent by Lender in writing from time to time).

(iii)     Previously Accrued Commitment Fees. Borrower acknowledges that commitment fees have accrued under the Original Credit Agreement and pursuant to Section 2.9 (C) of the Original Credit Agreement, and only Ford Credit, Chrysler Financial and Toyota Credit may share in such previously accrued commitment fees. Bank of America acknowledges that it may not share in such previously accrued commitment fees. Ford Credit, Chrysler Financial and Toyota Credit will share in such previously accrued commitment fees in the following percentage amounts: 41.67% to Ford Credit, 41.67% to Chrysler Financial and 16.66% to Toyota Credit; which commitment fees must be paid by Borrower to Agent on November 15, 2003.Agent will remit the commitment fee amounts due to Chrysler Financial and Toyota Credit, respectively, on the first Business Day after the first Principal Reconciliation Date following November 15, 2003.

(D)     Interest and Fee Basis. Agent will calculate interest and fees for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Eastern Standard Time) at the place of payment. If any payment of principal of or interest on an Advance or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment. Absent manifest error, each determination by the Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes.

2.10    Termination Date. This Agreement shall be effective until the Termination Date. The Borrower shall have the right to submit a notice (an “Extension Notice”) requesting an extension of the initial Termination Date for additional one-year periods. The Borrower shall deliver the Extension Notice to Agent on or before the date that is at least 45 and not more than 90 days prior to the first anniversary of the Effective Date (and each like period in each subsequent year thereafter in which such option is available). All of the Lenders, acting collectively, shall, on or before the date that is 30 days after receipt of any such Extension Notice notify the Borrower in writing whether or not the then applicable Termination Date is extended for one year; provided, however, failure to give such notice shall mean that no such extension shall have been granted; and provided further, nothing herein shall obligate the Lenders to extend the initial Termination Date or any other Termination Date and any determination whether or not to so extend the Termination Date shall be made by the Lenders in their sole discretion. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnity obligations, but including all Floor Plan Indebtedness owed to Lenders and any of their Subsidiaries or Affiliates) shall have been fully and indefeasibly paid and satisfied and all financing arrangements between the Borrower and each Lender in connection with this Agreement shall have been terminated (other than with respect to Hedging Obligations), all of the rights and remedies under this Agreement and the other Loan Documents shall survive and each Lender shall be entitled to retain its security interest in and to all existing and future Collateral.

2.11    Taxes. (A) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by any Lender’s income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which any Lender is organized or having jurisdiction over any Lender by virtue of any Lender’s location(s) (other than solely as a result of the transaction evidenced by this Agreement) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which any Lender determines to be applicable to this Agreement, the other Loan Documents, the Letters of Credit, the Commitment or the Advances being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11(A)) any Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(B)      In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitment or the Advances (hereinafter referred to as “Other Taxes”).

(C)      The Borrower indemnifies each Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.11 paid by any Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date a Lender makes written demand therefor. A certificate as to any additional amount payable to a Lender under this Section 2.11 submitted to the Borrower by such Lender shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon each of the parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to such Lender such certificates, receipts and other documents as may be required (in the judgment of the Lender) to establish any tax credit to which such Lender may be entitled.

(D)     Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Lender having made such payment and seeking reimbursement the original or a certified copy of a receipt evidencing payment thereof.

(E)      Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

2.12    Loan Account. Each Lender may maintain, in accordance with its respective usual practices, an account or accounts (a “Loan Account”) evidencing the Obligations of the Borrower to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes. The entries made in any Loan Account maintained by Agent shall be conclusive and binding for all purposes, absent manifest error, unless the Borrower or another Lender objects to information contained in such Loan Account within thirty (30) days of the Borrower’s receipt of such information. Any Lender’s failure to maintain such an account shall not affect the Borrower’s obligations under the Notes

2.13    Loan Administration Fee. On each Interest Reconciliation Date, each Lender will pay Agent a fee in consideration for Agent’s performance of the administrative functions more particularly described herein (the “Administration Fee”). With respect to each Lender, such fee will be in an amount equal to fifteen hundredths of one percent (0.15%) per annum on all Outstanding Amounts and L/C Advances from time to time existing during the immediately preceding calendar month. Each Lender agrees to pay Agent the Administration Fee, on each Interest Reconciliation Date, by allowing Agent to net the Administration Fee out of the Interest Due Lenders.

2.14.   Defaulting Lenders. (A) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Agent or any of the other Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Agent for the account of such Defaulting Lender, then (a) the Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount, and (b) such Defaulting Lender shall be liable to the Agent or any other Lender with respect to such Defaulted Advance for an amount equal to the Applicable LIBOR Rate plus two and fifty-five hundredths percent (2.55%) per annum on the Defaulted Advance for so long as such Defaulted Advance remains outstanding. In the event that the Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Agent shall be retained by the Agent or distributed by the Agent to such other Agent or such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Agent, such other Agent and such other Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Agent, such other Agent and such other Lenders, in the following order of priority:

(1)       first, to the Agent for any Defaulted Amounts then owing to it, in its capacity as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agent; and

(2)       second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Agent pursuant to this Subsection (A), shall be applied by the Agent as specified in Subsection (B) of this Section 2.14.

(B)      In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender shall pay such amount to the Agent to be held by the Agent, to the fullest extent permitted by applicable law, in escrow or the Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Agent in escrow under this Subsection (B) shall be deposited by the Agent in an account with an escrow agent (which is a bank or financial institution which acts as escrow agent in the ordinary course of its business and is reasonably acceptable to the Agent and the Required Lenders), in the name and under the control of the Agent, but subject to the provisions of this Subsection (B). The terms applicable to such escrow account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be such escrow agent’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Agent in escrow under, and applied by the Agent from time to time in accordance with the provisions of, this Subsection (B). The Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(a)       first, to the Agent for any amounts then due and payable by such Defaulting Lender to it hereunder, in its capacity as such, ratably in accordance with such amounts then due and payable to the Agent; and

(b)       second, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Agent in escrow at such time with respect to such Lender shall be distributed by the Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(C)      The rights and remedies against a Defaulting Lender under this Section 2.14 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

2.15.   Evidence of Debt. (A) The Register maintained by the Agent pursuant to Section 10.3 shall record (i) the date and amount of each Advance made hereunder, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(B)      Entries made in good faith by the Agent in the Register pursuant to Subsection (A) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

(C)      Each Lender is authorized to record the principal amount of each Advance and each repayment with respect to its Advances on the schedules attached to the Notes; provided, however, that the failure to so record shall not affect the Borrower’s obligations under the Notes; and provided further that notwithstanding the face amount of any Note, the aggregate principal amount of all Advances outstanding at any time by a Lender under a Note shall not exceed the aggregate principal amount of all Advances outstanding to such Lender.

The Borrower authorizes the Lenders to extend Advances and the Agent to transfer funds based on telephonic notices made by any person or persons the Agent in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by Agent, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by Agent, (i) the telephonic notice shall govern absent manifest error and (ii) Agent shall promptly notify the Authorized Officer who provided such confirmation of such difference.

ARTICLE III: CONDITIONS PRECEDENT

3.1      Conditions of Effectiveness. The Effective Date of this Agreement shall be February 5, 2003; on condition that:

(A)     no law, regulation, order, judgment or decree of any Governmental Authority shall, and no Lender shall have received any notice that litigation is pending or threatened which is likely to, (i) enjoin, prohibit or restrain the making of an Advance hereunder or (ii) impose or result in the imposition of a Material Adverse Effect;

(B)      all due diligence materials requested by the Lenders from the Borrower shall have been delivered to the Lenders and such due diligence materials shall be in form and substance satisfactory to the Lenders;

(C)      the Borrower has furnished to the Agent each of the following, all in form and substance satisfactory to the Agent:

(i)        this Agreement, duly executed by the Borrower;

(ii)       the Notes, duly executed by the Borrower in favor of each Lender;

(iii)     the Cross-Default Agreement executed by Borrower, each Dealership Guarantor, each Non-Dealership Guarantor and each Subsidiary Holding Company;

(iv)      the Reaffirmation of Guaranty executed by each Guarantor;

(v)       a Second Amended and Restated Borrower Security Agreement executed by Borrower to Agent;

(vi)      a Second Amended and Restated Guarantor Security Agreement executed by each Guarantor to Agent;

(vii)    the Contribution Agreement;

(viii)   the Borrower Pledges, the Subsidiary Holding Company Pledges and Sonic Financial’s Pledge, together with, for each corporate entity so acquired, a stock certificate evidencing the issued and outstanding pledged stock and undated stock powers executed in blank;

(ix)      to the extent any Sonic Dealership, Non-Dealership Guarantor or Subsidiary Holding Company has any Indebtedness other than Permitted Indebtedness, pay-out letters, releases and UCC-3 Termination Statements, where applicable, from all third-party creditors releasing all Liens securing any such Indebtedness;

(x)      Certificate of good standing from the Borrower its jurisdiction of incorporation

(xi)     a Secretary’s Certificate from the Borrower, each Subsidiary Holding Company, each Non-Dealership Guarantor and each Sonic Dealership acquired by the Borrower on or prior to the date hereof.

(xii)    a certificate, in form and substance satisfactory to the Lender, signed by the chief financial officer of the Borrower stating that as of the Effective Date, no Event of Default or Unmatured Default has occurred and is continuing and setting forth the calculation of the Sonic Group’s Scaled Assets as of most recent quarterly report of Scaled Assets published by Borrower prior to the date of this Agreement, and the representations and warranties of the Borrower are true and correct with full force and effect as if made on the Effective Date;

(xiii)   to the extent not included in the foregoing, the documents, instruments and agreements set forth on the closing list attached as Exhibit E hereto;

(xiv)   such consents, waivers or other documents as the Lender or its counsel may have reasonably requested;

(xv)    the Master Intercreditor Agreement executed by all parties thereto;

(xvi)   the Wholesale Agreement executed by all parties thereto; and

(xvii)  any required consent letters from manufacturers with whom any of the Dealership Guarantors have sales and service agreements.

3.2      Conditions Precedent to Each Advance. No Lender shall be required to make any Advance, unless on the applicable Borrowing Date:

(A)      There exists no Event of Default or Unmatured Default; and

(B)      The representations and warranties contained in Article IV are true and correct as of such Borrowing Date (unless such representation and warranty expressly relates to an earlier date or is no longer true solely as a result of transactions permitted by this Agreement).

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 3.2(A) and (B) have been satisfied. If Agent has a reasonable basis for believing an Event of Default or Unmatured Default may have occurred and is continuing or that the Borrower is not able to make one or more of the representations and warranties set forth in Article IV, Agent may require a duly completed officer’s certificate in substantially the form of Exhibit F hereto as a condition to making an Advance.

3.3      Condition Precedent to Additional Advance. Notwithstanding anything to the contrary in this Agreement, Agent (on behalf of the Lenders) shall be under no obligation to make an Advance to the Borrower hereunder, until and unless the following requirements shall have been satisfied:

(i)       There shall exist no Liens on the Collateral other than Permitted Existing Liens and those Permitted Existing Liens appearing on Schedule 1.1.3 marked with an asterisk shall have been released and or terminated, and the Borrower shall have confirmed delivery of such releases, UCC-3 termination statements or other documentation reasonably requested by the Agent evidencing such release or termination; and

(ii)      The loss payable endorsements referenced in Section 5.2(G) shall have been delivered to Agent.

3.4      Obligations to Purchase Advances. Notwithstanding any term or condition of this Agreement to the contrary, if, on the date that any Advance is made by Ford Credit pursuant to Section 2.1(A), the Agent deemed each of the conditions in Sections 3.1 and 3.2 applicable to such Advance satisfied or waived in accordance with this Agreement, then each Lender other than Ford Credit shall be obligated to purchase Advances pursuant to Section 2.1(B) regardless of whether such conditions have been satisfied or waived as of the date such purchase under Section 2.1(B) is required to be made.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows to the Lenders as of the date hereof and as of the Effective Date:

4.1      Organization; Corporate Powers.  The Borrower and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate, company or partnership power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

4.2      Authority.

(A)     The execution, delivery, performance and filing, as the case may be, of each of the Transaction Documents which must be executed or filed by the Borrower or any of its Subsidiaries or which have been executed or filed as required by this Agreement and to which the Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors or managers, or by the partners, as applicable, and, if necessary, the shareholders, members or partners, as applicable, of the Borrower and its Subsidiaries, and such approvals have not been rescinded. No other corporate, company or partnership action or proceeding on the part of the Borrower or its Subsidiaries is necessary to consummate such transactions.

(B)      Each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, is in full force and effect and no material term or condition thereof has been amended, modified or waived without the prior written consent of the Required Lenders, and the Borrower and its Subsidiaries have, and, to the best of the Borrower’s and its Subsidiaries’ knowledge, all other parties thereto have, performed and complied with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the date hereof, and no unmatured default, default or breach of any material covenant by any such party exists thereunder.

4.3      No Conflict; Governmental Consents.  The execution, delivery and performance of each of the Loan Documents and other Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the Charter Documents of the Borrower or any such Subsidiary, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Subsidiary, other than Liens permitted by the Loan Documents, or (iv) require any approval of the Borrower’s or any such Subsidiary’s shareholders except such as have been obtained. The execution, delivery and performance of each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except (i) filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (ii) filings necessary to create or perfect security interests in the Collateral.

4.4      Financial Statements.  All balance sheets, statements of profit and loss and other financial data that have been given to each Lender by or on behalf of Borrower and the Subsidiaries (the “Financial Information”) are complete and correct in all material respects, accurately present the financial condition of Borrower and the Subsidiaries as of the dates, and the results of its operations for the periods specified in the Financial Information, and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered thereby. Except as specifically disclosed (as to creditor, debtor, amount and security) by the Financial Information, Borrower and Subsidiaries do not have outstanding any loan or indebtedness, direct or contingent, to any party, other than the indebtedness due and owing to Lenders, and none of its assets is subject to any security interest, lien or other encumbrance in favor of anyone other than Agent (except for the Permitted Existing Liens). There has been no change in the assets, liabilities or financial condition of Borrower from that set forth in the Financial Information other than changes in the ordinary course of affairs, none of which changes has been materially adverse to Borrower. After giving effect to the Acquisitions, neither Borrower nor any of the Guarantors are or will be rendered insolvent by the indebtedness incurred in connection therewith, will be left with unreasonably small capital with which to engage its business or will have incurred debts beyond its ability to pay such debts as they mature.

4.5      No Material Adverse Change  As of the Effective Date, and since the date hereof, there has occurred no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

4.6      Taxes.

(A)     Tax Examinations.  All material deficiencies which have been asserted against the Borrower or any of the Borrower’s Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and as of the date hereof no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower’s consolidated financial statements to the extent, if any, required by Agreement Accounting Principles.

(B)      Payment of Taxes.  All tax returns and reports of the Borrower and its Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles or for which the failure to file could not be reasonably expected to result in the payment of amounts by the Borrower and its Subsidiaries in the aggregate in excess of $2,500,000.00. The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

4.7      Litigation; Loss Contingencies and Violations.  There is no action, suit, proceeding, arbitration or (to the Borrower’s knowledge after diligent inquiry) investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower’s knowledge after diligent inquiry, threatened against the Borrower or any of its Subsidiaries or any property of any of them (i) challenging the validity or the enforceability of any material provision of the Transaction Documents or (ii) which will have or could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles that has not been reflected in the consolidated financial statements of the Borrower and its Subsidiaries prepared and delivered pursuant to Section 5.1(A) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Subsidiaries is (a) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (b) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

4.8      Subsidiaries. Schedule 4.8 to this Agreement (i) contains a description as of the Effective Date (or as of the date of any supplement thereto) of the corporate structure of, the Borrower and its Subsidiaries and any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest; and (ii) accurately sets forth as of the Effective Date (or as of the date of any supplement thereto) (a) the correct legal name, the jurisdiction of incorporation or formation and the jurisdictions in which each of the Borrower and the Subsidiaries of the Borrower is qualified to transact business as a foreign corporation or other foreign entity and (b) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of the Borrower and each Subsidiary of the Borrower in any Person that is not a corporation. After the formation or acquisition of any New Subsidiary permitted under Section 5.3(F)(ii), if requested by the Agent, the Borrower shall provide a supplement to Schedule 4.8 to this Agreement. None of the issued and outstanding Capital Stock of the Borrower or any of its Subsidiaries is subject to any redemption or repurchase agreement. The outstanding Capital Stock of the Borrower and each of the Borrower’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. The Borrower has no Subsidiaries other than (i) the Subsidiaries set forth on Schedule 4.8 and (ii) any Subsidiaries acquired in connection with a Permitted Acquisition, in connection with which the Borrower shall have provided all of the documents, instruments and agreements as required by this Agreement.

4.9      ERISA. No Benefit Plan has incurred any material accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC, which remains outstanding other than the payment of premiums, and there are no premium payments that have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and, if so requested, furnished to the Lender, is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan, in either event which could result in any material liability. Neither the Borrower nor any member of the Controlled Group has failed to make a required installment or any other required payment under Section 412 of the Code, in either case involving any material amount, on or before the due date for such installment or other payment. Neither the Borrower nor any member of the Controlled Group is required to provide security to a Benefit Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year. Neither the Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is so qualified, and each trust related to any such Plan is exempt from federal income tax under Section 501(a) of the Code as currently in effect. The Borrower and all Subsidiaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code with respect to all Plans. Neither the Borrower nor any of its Subsidiaries nor any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code which could reasonably be expected to subject the Borrower or any Dealership Guarantor to material liability. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action that would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower to material liability. Neither the Borrower nor any Subsidiary is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA and no other member of the Controlled Group is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA which could reasonably be expected to subject the Borrower or any Dealership Guarantor to material liability. Neither the Borrower nor any of its Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. For purposes of this Section 4.9 “material” means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability individually or in the aggregate for all such matters in excess of $2,500,000.00.

4.10    Accuracy of Information.  The information, exhibits and reports furnished by or on behalf of the Borrower and any of its Subsidiaries to the Lenders in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Transaction Documents, and all certificates and documents delivered to the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

4.11    Securities Activities.  Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

4.12    Material Agreements.  Neither the Borrower nor any of its Subsidiaries is a party to any Contractual Obligation or subject to any charter or other corporate restriction that individually or in the aggregate will have or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate will not have or could not reasonably be expected to have a Material Adverse Effect.

4.13    Compliance with Laws and Franchise Agreements.  The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by each Sonic Dealership of any Loan Document to which it is a party does not and will not conflict with the franchise agreement to which it is a party. Each Sonic Dealership is operating under a valid and enforceable franchise agreement.

4.14    Assets and Properties.  The Borrower and each of its Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), except where the failure to have any such title will not have or could not reasonably be expected to have a Material Adverse Effect, and all such assets and property are free and clear of all Liens, except Liens permitted under Section 5.3(C). Substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. Neither this Agreement nor any other Transaction Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of its assets in a manner that will have or could reasonably be expected to have a Material Adverse Effect.

4.15    Statutory Indebtedness Restrictions.  Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal, state or local statute, ordinance or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

4.16    Insurance.  The Borrower’s and its Subsidiaries’ insurance policies and programs reflect coverage that is reasonably consistent with prudent industry practice.

4.17    Labor Matters.  As of the date hereof, to the Borrower’s and its Subsidiaries’ knowledge, there are no material labor disputes to which the Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities.

4.18    Acquisitions.  As of the Effective Date and as of the date of each Acquisition, all material conditions precedent to, all consents from applicable Governmental Authorities, and all other material consents necessary to permit, the Acquisitions pursuant to the Acquisition Documents have been or will be satisfied or waived by the Borrower with the prior written consent of the Lender.

4.19    Environmental Matters. (A) (i) The operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

(ii)       the Borrower and its Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

(iii)     neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the best of, the Borrower’s or any of its Subsidiaries’ knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (a) any material violation of Environmental, Health or Safety Requirements of Law; (b) any material remedial action; or (c) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

(iv)      there is not now, nor to the best of the Borrower’s or any of its Subsidiaries’ knowledge has there ever been on or in the property of the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material that in the case of any of the foregoing could be reasonably expected to result in any material claims or liabilities; and

(v)       neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

(B)      For purposes of this Section 4.19 “material” means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability individually or in the aggregate in excess of $5,000,000.00.

4.20    Benefits.  The Borrower, each of its Subsidiaries and Sonic Financial will benefit from the financing arrangement established by this Agreement. Each Lender has stated and the Borrower acknowledges that, but for the agreement by Borrower, Sonic Financial and each Guarantor to execute and deliver the Loan Documents, no Lender would have made available the credit facilities established hereby on the terms set forth herein.

4.21    Solvency.  Before and after giving effect to the execution, delivery and performance of the Transaction Documents and at the time of each Advance, the Borrower and each of its Subsidiaries are Solvent (it being understood that for purposes of this Section 4.21, “Subsidiary” does not include any Subsidiary of Borrower which has assets with a value of less than $1,000,000 if the total value of all assets of all Subsidiaries which are not Solvent at the time of a given Advance is less than $5,000,000; provided, however, that Borrower must identify each such Subsidiary to Agent in writing at the time of delivery of the proposed Borrowing Notice being delivered in connection with the requested Advance).

4.22    Retail Contracts.  (A) No legal or governmental proceedings are pending which would reasonably be seen as likely to materially impair the value of the Retail Contracts taken as a whole, and to the knowledge of Borrower and HMC Finance, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(B)      each Retail Contract shall represent the genuine, legal, valid, and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditor’s rights generally.

(C)      the Obligor on each Retail Contract has obtained or agreed to obtain physical damage insurance covering the Financed Vehicles financed pursuant to the applicable Retail Contract.

(D)     the numerical data relating to the characteristics of the Retail Contracts contained in the Borrower’s and the Affiliated Dealers’ financial statements provided to Lender are true and correct in all material respects.

(E)      each Retail Contract constitutes “chattel paper” or “electronic chattel paper” as each is defined in the UCC.

(F)      there is only one original executed copy of each Retail Contract.

ARTICLE V: COVENANTS

The Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations, but including Floor Plan Indebtedness owed to any Lender or any of its Subsidiaries or Affiliates), unless each Lender shall otherwise give its prior written consent:

5.1      Reporting.  The Borrower shall:

(A)     Financial Reporting.  Furnish to Agent (with sufficient copies for each Lender), or with respect to Subsection (iii) below, to each Lender in the manner more particularly set forth therein:

(i)        Quarterly Reports.  As soon as practicable, and in any event within forty five (45) days after the end of each fiscal quarter in each fiscal year, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year end adjustments.

(ii)       Annual Reports.  As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (a) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year and (b) an audit report on the items listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause (ii) shall be accompanied by any management letter prepared by the above-referenced accountants.

(iii)     Monthly Statements.  As soon as practicable after a Lender’s request, and in any event within five (5) Business Days after such request, with respect to any Sonic Dealership, certified copies of direct (factory) statements provided by such Sonic Dealership to a manufacturer, and with respect to any Non-Dealership Guarantor, certified Financial Information.

(iv)      Officer’s Certificate.  Together with each delivery of any financial statement pursuant to clauses (i) and (ii) of this Section 5.1(A), an Officer’s Certificate of the Borrower, substantially in the form of Exhibit F attached hereto and made a part hereof, stating that no Event of Default or Unmatured Default exists, or if any Event of

Default or Unmatured Default exists, stating the nature and status thereof and setting forth (a) such financial statements and information as shall be reasonably acceptable to the Lender and (b) a valuation of the Collateral.

(v)       Liquidation Report.  Within twenty (20) Business Days after the end of each fiscal quarter, or at such other frequency as Agent may request from time to time, reports covering the BHPH Collateral, which include: (a) trial balance of customer contracts, certified as true and accurate by an authorized corporate officer of HMC Finance, (b) customer delinquency report, (c) loss experience analysis, (d) paid off contracts report, (e) charged off contracts report, (f) repossession report, (g) auction report, (h) new contracts report, (i) cash and transaction report, and (j) systems security features.

(vi)      Agreed Upon Procedures Report.  As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, an agreed upon procedures report (with respect to the BHPH Collateral) from an independent outside accounting firm, acceptable to Lender.

(vii)     Consolidating Statements.  Such consolidating statements, as any Lender may from time to time reasonably request.

(viii)     Miscellaneous.  Such other statements respecting written lending, leasing and underwriting standards and/or guidelines, as Lender may from time to time reasonably request.

(B)      Notice of Event of Default.  Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Borrower or any of its Subsidiaries obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Unmatured Default, or (ii) that any Person has given any written notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 6.1(E), deliver to the Agent a notice specifying (a) the nature and period of existence of any such claimed default, Event of Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower has taken, is taking and proposes to take with respect thereto.

(C)      Lawsuits.  (i) Promptly upon the Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower’s reasonable judgment, the Borrower or any of its Subsidiaries to liability in an amount aggregating $5,000,000.00 or more, give written notice thereof to Agent and provide such other information as may be reasonably available to enable each Lender and its respective counsel to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 5.1(C), upon request of Agent, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above or disclosed in any filing with the Commission and provide such other information as may be reasonably available to it that would not violate any attorney-client privilege by disclosure to each Lender and the Agent to enable each Lender or the Agent and its counsel to evaluate such matters.

(D)     ERISA Notices.  Deliver or cause to be delivered to Agent, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(i)        (a) within ten (10) Business Days after the Borrower obtains knowledge that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower or any member of the Controlled Group to liability individually or in the aggregate in excess of $2,500,000.00, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(ii)       within ten (10) Business Days after the Borrower or any of its Subsidiaries obtains knowledge that a prohibited transaction (defined in Sections 406 of ERISA and Section 4975 of the Code) has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or such Subsidiary has taken, is taking or proposes to take with respect thereto;

(iii)     within ten (10) Business Days after the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code, copies of each such letter;

(iv)      within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or a member of the Controlled Group with respect to such request;

(v)       within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

(vi)      within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of a notice from a Multi-employer Plan regarding the imposition of withdrawal liability, copies of each such notice;

(vii)    within ten (10) Business Days after the Borrower or any member of the Controlled Group fails to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure; and

(viii)      within ten (10) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (a) a Multi-employer Plan has been terminated, (b) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan.

For purposes of this Section 5.1(D), the Borrower, any of its Subsidiaries and any member of the Controlled Group shall be deemed to know all facts known by the Administrator of any Plan of which the Borrower or any member of the Controlled Group or such Subsidiary is the plan sponsor.

(E)      Labor Matters.  Notify Agent in writing, promptly upon the Borrower’s learning thereof, of (i) any material labor dispute to which the Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities and (ii) any material liability incurred under the Worker Adjustment and Retraining Notification Act with respect to the closing of any plant or other facility of the Borrower or any of its Subsidiaries.

(F)      Other Indebtedness.  Deliver to Agent (i) a copy of each notice or communication regarding potential or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Borrower or any of its Subsidiaries to the holders of funded Indebtedness pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders, and (ii) a copy of each notice or other communication regarding potential or actual defaults received by the Borrower or any of its Subsidiaries from the holders of funded Indebtedness pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Borrower or any such Subsidiary.

(G)     Other Reports.  Deliver or cause to be delivered to Agent copies of all financial statements, reports and notices, if any, sent or made available generally by the Borrower to its securities holders or filed with the Commission by the Borrower, all press releases made available generally by the Borrower or any of the Borrower’s Subsidiaries to the public concerning material developments in the business of the Borrower or any such Subsidiary and all notifications received from the Commission by the Borrower or its Subsidiaries pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder (other than customary comment letters received in connection with registration statements or other routine communications between the Commission and the Borrower).

(H)     Environmental Notices.  As soon as possible and in any event within ten (10) days after receipt by the Borrower or any of its Subsidiaries, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower or any Subsidiary to liability individually or in the aggregate in excess of $5,000,000.00.

(I)     Other Information.  Promptly upon receiving a request therefore from Agent, prepare and deliver to Agent such other information with respect to the Borrower, any of its Subsidiaries,

or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof, as from time to time may be reasonably requested by Agent.

5.2      Affirmative Covenants.

(A)     Existence, Etc.  Except for mergers permitted pursuant to Section 5.3(H), the Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate company or partnership existence, as applicable, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

(B)      Powers; Conduct of Business.  The Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

(C)      Compliance with Laws, Etc.  The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing, unless failure to comply or obtain could not reasonably be expected to have a Material Adverse Effect.

(D)     Payment of Taxes and Claims; Tax Consolidation.  The Borrower shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 5.3(C)) upon any of the Borrower’s or such Subsidiary’s property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor. The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any other Person other than the consolidated return of the Borrower.

(E)      Insurance.  The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, insurance policies and programs reflecting coverage that is reasonably consistent with prudent industry practice.

(F)      Inspection of Property; Books and Records; Discussions.  The Borrower shall permit and cause each of the Borrower’s Subsidiaries to permit, any authorized representative(s) designated by Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby or by the

Acquisitions (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested; provided, that while no Event of Default exists, all of the foregoing shall be at the joint expense of the Lenders. The Borrower shall keep and maintain, and cause each of the Borrower’s Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, the Borrower, upon the request of Agent or any Lender, shall turn over any such records to Agent, such Lender, or their respective representatives.

(G)     Insurance and Condemnation Proceeds.  The Borrower directs (and, if applicable, shall cause its Subsidiaries to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to the property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to Agent (for the benefit of the Lenders); provided, however, in the event that such proceeds or award are less than $250,000.00 (“Excluded Proceeds”), unless an Event of Default shall have occurred and be continuing, Agent shall remit such Excluded Proceeds to the Borrower or Subsidiary, as applicable. Each such policy shall contain a long-form loss-payable endorsement naming Agent (for the benefit of the Lenders) as loss payee, which endorsement shall be in form and substance acceptable to Agent. Agent shall, upon receipt of such proceeds (other than Excluded Proceeds) and at the Borrower’s direction, either apply the same to the principal amount of the Advances outstanding at the time of such receipt and create a corresponding reserve against the Commitment in an amount equal to such application (the “Decision Reserve”) or hold them as cash collateral for the Obligations in an interest bearing account. For up to 150 days from the date of any loss (the “Decision Period”), the Borrower may notify Agent that it intends to restore, rebuild or replace the property subject to any insurance payment or condemnation award and shall, as soon as practicable thereafter, provide Agent detailed information, including a construction schedule and cost estimates. Should an Event of Default occur at any time during the Decision Period, should the Borrower notify Agent that it has decided not to rebuild or replace such property during the Decision Period, or should the Borrower fail to notify Agent of the Borrower’s decision during the Decision Period, then the amounts held as cash collateral pursuant to this Section 5.2(G) or as the Decision Reserve shall be applied as a mandatory prepayment of the Advances pursuant to Section 2.2(B). Proceeds held as cash collateral pursuant to this Section 5.2(G) or constituting the Decision Reserve shall be disbursed as payments for restoration, rebuilding or replacement of such property become due; provided, however, should an Event of Default occur after the Borrower has notified Agent that it intends to rebuild or replace the property, the Decision Reserve or amounts held as cash collateral shall be applied as a mandatory prepayment of the Advances pursuant to Section 2.2(B). In the event the Decision Reserve is to be applied as a mandatory prepayment to the Advances, the Borrower shall be deemed to have requested Advances in an amount equal to the Decision Reserve, and such Advances shall be made regardless of any failure of the Borrower to meet the conditions precedent set forth in Article III. Upon completion of the restoration, rebuilding or replacement of such property, the unused proceeds shall constitute net cash proceeds of an Asset Sale and shall be applied as a mandatory prepayment of the Advances pursuant to Section 2.2(B).

(H)     ERISA Compliance.  The Borrower shall, and shall cause each of the Borrower’s Subsidiaries to, establish, maintain and operate all Plans, if any, to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans, except where the failure to comply will not or could not reasonably be expected to subject the Borrower and its Subsidiaries to liability individually or in the aggregate in excess of $2,500,000.00.

(I)     Maintenance of Property.  The Borrower shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 5.2(I) shall prevent the Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to any Lender.

(J)     Environmental Compliance.  The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance could not reasonably be expected to subject the Borrower and its Subsidiaries to liability individually or in the aggregate in excess of $5,000,000.00. Neither the Borrower nor any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment or (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, which, in either case, subjects or is reasonably likely to subject the Borrower and its Subsidiaries individually or in the aggregate to liability in excess of the amount set forth above.

(K)     Use of Proceeds.  Except as otherwise provided in Section 2.1 (A) hereof, the Borrower shall use the proceeds of Advances to (i) fund Permitted Acquisitions and (ii) provide funds for working capital needs and other general corporate purposes of the Borrower. The proceeds of Advances hereunder may not be used to make any mandatory prepayment under Section 2.2(B). The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any “Margin Stock” or to make any Acquisition, other than any Permitted Acquisition pursuant to Section 5.3(F).

(L)     Addition of Guarantors.

(i)        Dealership Guarantors and Subsidiary Holding Company Guarantors.  The Borrower shall cause each present and future Subsidiary Holding Company and each Sonic Dealership which has not heretofore provided a Subsidiary Holding Company Guaranty or a Dealership Guaranty to Agent, to deliver to Agent a Subsidiary Holding Company Guaranty, in the form of Exhibit C-2, or a Dealership Guaranty, in the form of Exhibit C-1, a Subsidiary Holding Company Security Agreement, in the form of Exhibit D-2, or a Dealership Security Agreement, in the form of Exhibit D-1, UCC-1 Financing Statements, an acknowledgment to be bound by the Cross-Default Agreement, and an acknowledgment to be bound by the Contribution Agreement, together with appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to Agent. Each Subsidiary

Holding Company and each Sonic Dealership shall provide such Subsidiary Holding Company Guaranty or Dealership Guaranty and Collateral Documents prior to or simultaneously with its Acquisition.

(ii)       Non-Dealership Guarantors.  The Borrower may, but shall not be obligated to, designate from time to time by written notice to Agent, additional Subsidiaries whose principal line of business is incidental to the retail sales of automobiles and related services, to guaranty the Obligations as “Non-Dealership Guarantors.” Upon such designation, Borrower will cause each such Non-Dealership Guarantor to deliver to Agent a Non-Dealership Guaranty, in the form of Exhibit C-3, a Non-Dealership Security Agreement, in the form of Exhibit D-3, UCC-1 Financing Statements, an acknowledgment to be bound by the Cross-Default Agreement, and an acknowledgment to be bound by the Contribution Agreement, together with appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to Agent.

(M)     Franchise Agreements.  The Borrower shall use commercially reasonable efforts to obtain waivers under existing and future franchise agreements on terms and conditions acceptable to the Lenders sufficient to permit the security interests and liens contemplated hereunder. To the extent any franchise agreement materially limits the security interests and liens contemplated hereunder or under any Collateral Document, the Borrower shall notify the Agent of such restriction or limitation and to the extent such franchise agreement relates to an Acquisition to be effected by the Borrower, prior to such Acquisition becoming a Permitted Acquisition, the Required Lenders shall have provided their written approval of such franchise agreement.

(N)     Pledge of Capital Stock.  The Borrower shall, and shall cause each of the Subsidiary Holding Companies and any Subsidiary owning any Capital Stock in an Non-Dealership Guarantor to pledge to and grant Agent (for the benefit of the Lenders) a first perfected security interest in all of its Capital Stock in each Sonic Dealership and/or other Subsidiary Holding Company and/or Non-Dealership Guarantor, as the case may be; provided, however, such Capital Stock will be required to be pledged only to the extent permitted by the manufacturer under the applicable franchise agreement, framework agreement or other agreement with the relevant manufacturer. In the event that a manufacturer refuses to consent to the pledge by the Borrower or a Subsidiary Holding Company of the Borrower’s or Subsidiary Holding Companies’ Capital Stock in a Sonic Dealership, the Borrower and/or Subsidiary Holding Company must execute a Waiver, Guaranty and Disbursement Agreement.

(O)     HMC Finance Retail Contracts.      Borrower shall cause HMC Finance to

(i)       stamp each Retail Contract with a notation, in order to perfect the Agent’s security interest, containing such language as Agent may require to indicate Agent’s valid first lien, and/or at Agent’s sole discretion, Agent or its authorized agent may take possession of the Retail Contracts.

(ii)      purchase only those Retail Contracts originating from an Affiliated Dealer.

(iii)     purchase only those Retail Contracts which (a) were originated by an Affiliated Dealer in the state in which the applicable Affiliated Dealer conducts business for the retail sale of a Financed Vehicle in the ordinary course of such Affiliated Dealer’s business, (b) were fully and properly executed by the parties thereto, (c) were originated by an Affiliated Dealer with whom HMC Finance is operating under an existing agreement and (d) were validly assigned by such Affiliated Dealer to HMC Finance.

(iv)     purchase only those Retail Contracts which (a) create a valid, subsisting, and enforceable first priority security interest in favor of the Affiliated Dealer in the Financed Vehicle, (b) contain customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the collateral, and (c) provide for, in the event that such Retail Contract is prepaid, a prepayment that fully pays the principal balance.

(v)      purchase only those Retail Contracts originated pursuant to the sale of a Financed Vehicle which such sale complied (at the time it was originated or made) and shall comply (at the execution of this Agreement) in all material respects with all requirements of applicable federal, state, and local laws, and the regulations thereunder, including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B, M and Z, and the State adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws.

(vi)     keep the Retail Contracts at HMC Finance’s Address, unless otherwise directed by Agent, in a reasonably secured area, protected by fire, and with adequate protection to resume business in a reasonable amount of time, in case of loss.

(vii)    maintain accounts and records as to each Retail Contract accurately and in sufficient detail to permit the reader thereof to know at any time the status of each Retail Contract, including payments and recoveries made and payments owing (and the nature of each).

(viii)   give to any prospective purchaser, lender, or other transferee, computer tapes, records, or print-outs (including restored from back-up archives), which, if containing references in any manner whatsoever to any Retail Contract shall indicate clearly that Agent has a first and valid lien against such Retail Contract, if at any time HMC Finance propose to sell, grant a security interest in, or otherwise transfer any interest in the Retail Contracts to any prospective purchaser, lender, or other transferee.

(ix)     defend the rights, title, and interest of the Agent in, to and under such Retail Contracts against all claims of third parties claiming through or under the HMC Finance, and Borrower shall join in such defense.

(x)      cause the Affiliated Dealers to use only such retail contracts as will have been approved by Agent in writing, it being understood, however, that any such approval shall not indicate compliance with any applicable laws or with this Agreement.

(xi)     promptly notify Agent in writing of any material change occurring in or to the BHPH Collateral, including any event causing a material loss or depreciation of the Collateral and the amount of such loss or depreciation.

5.3      Negative Covenants.

(A)     Indebtedness.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i)        the Obligations;

(ii)       Permitted Existing Indebtedness and Permitted Refinancing Indebtedness;

(iii)     Indebtedness in respect of obligations secured by Customary Permitted Liens;

(iv)      Indebtedness constituting Contingent Obligations in respect of Indebtedness otherwise permitted hereunder;

(v)       Indebtedness arising from intercompany loans from the Borrower to any Guarantor or from any Subsidiary to the Borrower or any Guarantor; provided that in each case such Indebtedness is subordinated upon terms satisfactory to the Agent and the Required Lenders to the obligations of the Borrower and its Subsidiaries with respect to the Obligations;

(vi)      Guaranties by the Borrower of Indebtedness permitted to be incurred by any Subsidiary;

(vii)    Indebtedness with respect to surety, appeal and performance bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business;

(viii)   Indebtedness arising under any Guaranty;

(ix)      Indebtedness constituting that portion of the deferred purchase price payable by the Borrower in connection with an Acquisition, which such Indebtedness shall not be secured by any of the Collateral;

(x)       Indebtedness not in excess of $2,500,000.00 in connection with the Liens set forth in Section 5.3(C)(v);

(xi)      Floor Plan Indebtedness incurred by a Subsidiary;

(xii)    Indebtedness existing under the 1998 Indenture;

(xiii)   Indebtedness issued by Borrower, (which may or may not be guaranteed by the Subsidiaries of Borrower) and otherwise pari passu or subordinated in right of payment to Indebtedness, under the Approved Indentures and subordinated to the Obligations on terms reasonably satisfactory to the Required Lenders (it being acknowledged that the subordination provisions relating to the Indebtedness issued pursuant to the Indentures are and would be satisfactory to the Required Lenders), provided, however, that the aggregate amount of Indebtedness allowed pursuant to the Approved Indentures under this Section 5.3 (A) (xiii) may not exceed $300,000,000.00;

(B)      Sales of Assets.  Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property (including the Capital Stock of any Subsidiary), whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

(i)        sales of inventory in the ordinary course of business;

(ii)       the disposition in the ordinary course of business of equipment that is obsolete, excess or no longer useful in the Borrower’s or its Subsidiaries’ business; and

(iii)     sales, assignments, transfers, leases, conveyances or other dispositions of other assets (including sales of Capital Stock of a Subsidiary) if such transaction (a) is for all cash consideration, (b) is for not less than Fair Value, (c) when combined with all such other transactions (each such transaction being valued at book value) (1) during the immediately preceding twelve-month period, represents the disposition of not greater than $2,500,000.00, and (2) during the period from the date hereof to the date of such proposed transaction, represents the disposition of not greater than $5,000,000.00 and (d) is a sale by the Borrower of Capital Stock in any Subsidiary, except as provided in Subclause (c) above, the Borrower shall continue to own, of record and beneficially, with sole voting and dispositive power, 100% (unless required by the Subsidiary’s franchise agreement to be less, in which event at least 80%) of the outstanding shares of Capital Stock of any such Subsidiary.

(iv)      the sale of accounts receivable and general intangibles consisting of parts, service and equipment rental invoices to Compass Bank, an Alabama bank d/b/a Commercial Billing Services (“Commercial Billing”), provided, however, that any such sales may be made only in the ordinary course of business and shall not violate the terms and conditions set forth in the Intercreditor Agreement dated September 19, 2002 between Agent and Commercial Billing.

(C)      Liens.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets, except:

(i)        Permitted Existing Liens;

(ii)       Customary Permitted Liens;

(iii)     Liens securing the Obligations;

(iv)     Liens securing Floor Plan Indebtedness, provided, however, that with respect to Floor Plan Indebtedness owing to any finance source which is not a Lender, only the following assets may be encumbered by a Lien: (a) the Inventory specifically financed under the terms of such Floor Plan Indebtedness, and (b) any and all proceeds of the sale or other disposition of or realization upon any such item of Inventory;

(v)       Liens (other than on the stock of any Subsidiaries) securing other obligations not exceeding $2,500,000.00 in the aggregate at any time outstanding.

In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Agent (for the benefit of the Lenders), as collateral for the Obligations; provided that any agreement, note, indenture or other instrument in connection with Liens permitted pursuant to clause (i) above may prohibit the creation of a Lien in favor of the Agent (for the benefit of the Lenders) on the items of property subject to such Lien.

(D)     Investments.  Except to the extent permitted pursuant to Subsection (G) below, neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

(i)        Investments in Cash Equivalents;

(ii)       Permitted Existing Investments in an amount not greater than the amount thereof on the date hereof;

(iii)     Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv)      Investments consisting of intercompany loans from any Subsidiary to the Borrower or any other Subsidiary permitted by Section 5.3(A)(v);

(v)       Investments in any Guarantor;

(vi)      Investments constituting Permitted Acquisitions;

(vii)    loans and advances made by Borrower to employees of Borrower, provided, however that the aggregate amount of such loans and advances outstanding at any given time may not exceed $1,000,000.00; and

(viii)   Investments in addition to those referred to elsewhere in this Section 5.3(D) in an amount not to exceed $500,000.00 in the aggregate at any time outstanding;

provided, however, that the making of further Investments as described in clauses (vi), (vii) and (viii) above shall not be permitted if either an Event of Default or Unmatured Default shall have occurred and be continuing on the date thereof or would result therefrom.

(E)      Restricted Payments.  Neither the Borrower nor any of its Subsidiaries shall declare or make any Restricted Payments, except:

(i)        where the consideration therefor consists solely of Equity Interests (but excluding Disqualified Stock) of the Borrower or its Subsidiaries provided no Change of Control would occur as a result thereof;

(ii)        in connection with the payment of dividends by a Subsidiary to its parent provided such parent is a Guarantor; and

(iii)      the redemption or repurchase by Borrower of any Equity Interests of the Borrower or a Subsidiary of Borrower, now or hereafter outstanding, provided that after giving effect to such redemption or repurchase, Borrower remains in compliance with the Financial Covenants set forth in Section 5.4 hereof.

(F)      Conduct of Business; Subsidiaries; Acquisitions.

(i)        Conduct of Business.  Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower on the date hereof and any business or activities which are substantially similar, related or incidental thereto.

(ii)       Subsidiaries.  The Borrower may create, acquire and/or capitalize any Subsidiary (a “New Subsidiary”) after the date hereof pursuant to any transaction that is permitted by or not otherwise prohibited by this Agreement; provided that upon the creation or acquisition of each New Subsidiary, the requirements set forth in Section 5.2(L) hereof shall have been satisfied and all New Subsidiaries that are Material Subsidiaries shall be Controlled Subsidiaries. To the extent any Subsidiary has Equity Interests issued to a Minority Holder, the franchise agreement under which such Subsidiary operates shall be limited to a Restricted Franchise Agreement.

(iii)     Acquisitions.  The Borrower shall not make any Acquisitions, other than Acquisitions meeting the following requirements (each such Acquisition constituting a “Permitted Acquisition”):

(a)       no Event of Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

(b)       in the case of an Acquisition of Equity Interests of an entity, such Acquisition shall be of one hundred percent (100%) of the Equity Interests of such entity or if so restricted by such entity’s franchise agreement (a “Restricted Franchise Agreement”), such Acquisition shall be of at least eighty percent (80%) of the Equity Interests of such entity, provided, however, that such Equity Interests of Minority Holders will be required to be pledged directly to the Agent as a precondition to such Acquisition;

(c)       the businesses being acquired shall be substantially similar, related or incidental to the businesses or activities engaged in by the Borrower and its Subsidiaries on the date hereof;

(d)       after the end of each Quarter, or at such other frequency as Agent may request, the Borrower shall deliver to Agent a certificate from one of the Authorized Officers, demonstrating to the reasonable satisfaction of Agent and the Required Lenders that after giving effect to such Acquisition and the incurrence of any Indebtedness hereunder and in connection herewith, on a pro forma basis (both historically and on a projected basis), as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower’s most recently completed fiscal quarter, the Borrower would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, the financial covenants set forth in Section 5.4;

(f)       the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis;

(g)       after giving effect to such Acquisition, the representations and warranties set forth in Article IV hereof shall be true and correct in all material respects on and as of the date of such Acquisition with the same effect as though made on and as of such date; and

(h)       the written consent of the Agent and the Required Lenders shall have been obtained, which such consent shall not be unreasonably withheld, in connection with any Acquisition if the acquisition price therefore (including the maximum amount of any deferred portion thereof or contingency payments payable in connection therewith) (computed with any non-cash portion of the acquisition price being valued at the fair value thereof as of the date of computation) exceeds $3,000,000.00 for such Acquisition or series of related Acquisitions.

(i)        the Borrower shall have obtained (and shall have based the calculations set forth above on) historical audited financial statements for the target and/or reviewed unaudited financial statements for the target for a period of not less than (1) two (2) years for Acquisitions in excess of $20,000,000.00 and (2) one (1) year for any other Acquisition, together with tax returns for the one year prior to such year, in each case obtained from the seller or provided by independent certified public accountants retained for the purposes of such Acquisition, broken down by fiscal quarter in the Borrower’s reasonable judgment, copies of which shall be provided to Agent.

(j)        the Borrower shall have obtained either (1) a new franchise agreement between the Sonic Dealership and the manufacturer on substantially the same terms as the franchise agreement entered into between the manufacturer and the entity to be acquired in such Permitted Acquisition or (2) any consent required from a manufacturer for the continued enforceability and validity of such franchise agreement after the completion of a Permitted Acquisition shall have been obtained.

(G)     Transactions with Shareholders, Affiliates or Holders of Equity Interests.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of the Equity Interests of the Borrower, or with any Affiliate of the Borrower which is not a Guarantor, on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate.

(H)     Restriction on Fundamental Changes.  Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower’s or any such Subsidiary’s business or property, whether now or hereafter acquired, except (i) transactions permitted under Sections 5.3(B) or 5.3(G) (ii) the merger of a Subsidiary of the Borrower into a Person acquired in connection with a Permitted Acquisition; (iii) the merger of a wholly-owned Subsidiary of the Borrower with and into the Borrower; and (iv) the merger of a Subsidiary of the Borrower with another Subsidiary of the Borrower; provided, however, (i) with respect to any such permitted mergers involving any Guarantor, the surviving corporation in the merger shall also be or become a Guarantor; and (ii) after the consummation of any such transaction, the Borrower shall be in compliance with the provisions of Sections 5.2(K) and 5.3(E).

(I)     Sales and Leasebacks.  Except for transactions relating to any real property financed by Toyota Credit under the Construction Mortgage Line, neither the Borrower nor any of its Subsidiaries shall, without the prior written consent of the Agent and the Required Lenders, become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed) (a) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (b) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease.

(J)     Margin Regulations.  Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

(K)     ERISA.  The Borrower shall not

(i)        engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(ii)       permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

(iii)     fail, or permit any Controlled Group member to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(iv)      terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in any liability of the Borrower or any Controlled Group member under Title IV of ERISA;

(v)       fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any Controlled Group member may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

(vi)      fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

(vii)    amend, or permit any Controlled Group member to amend, a Plan resulting in an increase in current liability for the plan year such that the Borrower or any Controlled Group member is required to provide security to such Plan under Section 401(a)(29) of the Code, except where such transactions, events, circumstances, or failures will not have or is not reasonably likely to subject the Borrower and its Subsidiaries to liability individually or in the aggregate in excess of $2,500,000.00.

(L)     Issuance of Equity Interests.  The Borrower shall not issue any Equity Interests if as a result of such issuance a Change of Control shall occur. None of the Borrower’s Subsidiaries shall issue any Equity Interests other than to the Borrower or if required by the applicable manufacturer in connection with a Restricted Franchise Agreement or the state motor vehicle dealer licensing authority, to Minority Holders whose Equity Interests (i) do not exceed twenty percent (20%) of the Equity Interests of such Subsidiary and (ii) have been pledged to the Agent (other than with respect to Equity Interests held by Minority Holders as of the Effective Date); provided, however, that no such issuance of Equity Interests shall be permitted hereunder unless the Subsidiary with respect to which operates only under a Restricted Franchise Agreement.

(M)     Corporate Documents; Franchise Agreements.  Neither the Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner adverse in any material respect to the interests of any Lender without the prior written unanimous consent of all Lenders. The Borrower shall not permit any Sonic Dealership to amend, modify or otherwise change any of the terms or provisions of such Sonic Dealership’s franchise agreement in any manner adverse in any material respect to the interests of any Lender without the prior written unanimous consent of all Lenders.

(N)     Fiscal Year.  Neither the Borrower nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

(O)     Subsidiary Covenants.  The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary.

(P)     Hedging Obligations.  The Borrower shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Borrower or a Subsidiary pursuant to which the Borrower or such Subsidiary has hedged its actual interest rate, foreign currency or commodity exposure.

(Q)     Payments on Subordinated Debt.  The Borrower shall not make any payments on any of the Debt Offering Notes except in accordance with the Indenture.

(R)     Retail Contracts.  (i) The Borrower shall not permit HMC Finance to purchase any Retail Contract which shall have been originated in, or shall be subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Retail under this Agreement shall be unlawful, void, or voidable.

(ii)       Except for the conveyances hereunder, the Borrower will not permit HMC Finance to sell, pledge, assign or transfer to any other person, or grant, create, incur, assume or suffer to exist any lien on any interest therein, and

(iii)     The Borrower shall not permit HMC Finance to enter into any agreements of sale with an Affiliated Dealer containing any waiver of any Affiliated Dealer’s obligations to repurchase the Retail Contracts and Financed Vehicles.

5.4      Financial Covenants.  The Borrower shall comply with the following:

(A)     Current Ratio.  The Borrower shall not at any time permit the ratio (the “Current Ratio”) of Current Assets of the Sonic Group on a consolidated basis to Current Liabilities of the Sonic Group on a consolidated basis to be less than 1.23 : 1.

(B)      Fixed Charge Coverage Ratio.  The Borrower shall maintain a ratio (“Fixed Charge Coverage Ratio”) of (i) EBITDAR less Capital Expenditures, to (ii) the sum of (a) Interest Expense plus (b) scheduled amortization of the principal portion of all Indebtedness for money borrowed plus (c) Rentals plus (d) taxes paid in cash during such period of the Borrower and its consolidated Subsidiaries of at least 1.40 : 1 for each fiscal quarter ending from and after the Effective Date. In each case the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day.

(C)      Interest Coverage Ratio.  The Borrower shall maintain a ratio (the “Interest Coverage Ratio”) of EBITDA to Interest Expense of at least 2.00 : 1 for each fiscal quarter ending from and after the Effective Date. In each case the Interest Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day.

(D)     Total Adjusted Debt to EBITDA Ratio.  The Borrower shall not at any time permit the ratio (the “Adjusted Leverage Ratio”) of (i) Total Adjusted Debt of the Borrower and its consolidated Subsidiaries to (ii) EBITDA of the Borrower and its consolidated Subsidiaries, to be greater than 2.25 : 1. The Adjusted Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Total Adjusted Debt, Total Adjusted Debt as of the last day of each such fiscal quarter; and (b) for EBITDA, EBITDA for the twelve-month period ending on such day calculated as set forth in the definition thereof.

All financial covenants set forth in this Section 5.4 shall be calculated by Agent based on the calculations set forth in and the financial statements attached to Officer’s Certificates delivered hereunder and shall be binding on the Borrower for all purposes of this Agreement absent manifest error.

ARTICLE VI: EVENT OF DEFAULTS

6.1      Event of Defaults.  Each of the following occurrences shall constitute an Event of Default under this Agreement:

(A)     Failure to Make Payments When Due.  The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Advances or (ii) shall fail to pay within ten (10) days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(B)      Breach of Certain Covenants.  The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower under Sections 5.2(F), 5.2(K), 5.3 or 5.4.

(C)      Breach of Representation or Warranty.  Any representation or warranty made or deemed made by the Borrower to the Lenders herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any written statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(D)     Other Defaults.  The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by Subsections (A), (B) or (C) of this Section 6.1), or the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence thereof.

(E)      Default as to Other Indebtedness.  The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness constituting the deferred portion of the purchase price of an asset which is subject to a good faith dispute, which, together with all such other outstanding disputed Indebtedness, is not in excess of $5,000,000.00 and which is being contested by the Borrower, and provided that the Borrower has set aside adequate reserves covering such disputed Indebtedness) the outstanding principal amount of which Indebtedness is in excess of $1,000,000.00; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(F)      Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)        An involuntary case shall be commenced against the Borrower or any of the Borrower’s Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the

Borrower or any of the Borrower’s Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii)       A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of the Borrower’s Subsidiaries or over all or a substantial part of the property of the Borrower or any of the Borrower’s Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of the Borrower’s Subsidiaries or of all or a substantial part of the property of the Borrower or any of the Borrower’s Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of the Borrower’s Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(G)     Voluntary Bankruptcy; Appointment of Receiver, Etc.  The Borrower or any of the Borrower’s Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other similar custodian for the benefit of creditors for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

(H)     Judgments and Attachments.  Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed coverage or if it has reserved the right to disclaim coverage, such letter reserving the right to disclaim coverage is outstanding twelve months after such money judgment was rendered), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $2,500,000.00 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

(I)     Dissolution.  Any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower or any of its Subsidiaries shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(J)     Loan Documents; Failure of.  At any time, for any reason, (i) any Loan Document as a whole that materially affects the ability of the Lender to enforce the Obligations or enforce its rights against the Collateral ceases to be in full force and effect or the Borrower or any of the Borrower’s Subsidiaries party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or the Borrower or any such Subsidiary seeks to render such Liens, invalid or unperfected, or (ii) any Lien on Collateral in favor of Agent (for the benefit of the Lenders) contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect or such Lien shall not have the priority contemplated by this Agreement or the Loan Documents and such failure shall continue for three (3) days after the occurrence thereof.

(K)     Termination Event.  Any Termination Event occurs which is reasonably likely to subject the Borrower or any of its Subsidiaries to liability individually or in the aggregate in excess of $2,500,000.00, and such Termination Event shall continue for three (3) days after the occurrence thereof, provided however, if such Termination Event is a Reportable Event, then prior to such Termination Event causing an Event of Default under this Section 6.1(K), such Termination Event shall continue for ten (10) days after the occurrence thereof.

(L)      Waiver of Minimum Funding Standard.  If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Required Lenders believe the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any Controlled Group member to liability individually or in the aggregate in excess of $2,500,000.00.

(M)     Change of Control.  A Change of Control shall occur.

(N)     Hedging Agreements.  Nonpayment by the Borrower or any Subsidiary of any obligation under any contract with respect to Hedging Obligations entered into by the Borrower or such Subsidiary with a Lender (or Affiliate thereof) or the breach by the Borrower or Subsidiary of any other term, provision or condition contained in any agreement and such nonpayment or breach shall continue for ten (10) days after the occurrence thereof.

(O)     Guarantor Default or Revocation.  Any Sonic Guaranty shall fail to remain in full force or effect or any action shall be taken by the Borrower or any Guarantor to discontinue or to assert the invalidity or unenforceability of any Sonic Guaranty or any Guarantor shall fail to comply with any of the terms or provisions of any Sonic Guaranty to which it is a party, or the Borrower or any Guarantor denies that it has any further liability under any Sonic Guaranty to which it is a party, or gives notice to such effect.

(P)     Environmental Matters.  The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries, which, in any case, has subjected or is reasonably likely to subject the Borrower or any of its Subsidiaries to liability individually or in the aggregate in excess of $2,500,000.00.

(Q)     L/C Borrowing.  An L/C Borrowing shall have occurred.

An Event of Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 8.3.

ARTICLE VII: THE AGENT

7.1      Authorization and Action.  (A) Each Lender hereby appoints and authorizes Agent to take such action as agent on its own behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), Agent shall be required to exercise only such discretion or take only such action as is: (i) in accordance with the manner in which Agent acts or refrains from acting (and shall be fully protected in so acting or refraining from acting) in connection with matters in which it is the sole lender, and (ii) jointly agreed upon by Agent and the Lenders in writing (such agreement will be binding upon each Lender and all holders of the Note); provided, however, that Agent shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement or applicable law.

(B)      For so long as Ford Credit is acting as Agent hereunder, each Lender agrees that with respect to any documents executed to evidence either (i) a consent the Agent and the Required Lenders have agreed to grant or (ii) a waiver of any condition or Event of Default the Agent and the Required Lenders have agreed to grant, Ford Credit, as Agent, may execute any such letter individually in its capacity as Agent, without the need for any other Lender to join in the execution thereof, provided, however, that prior to executing any such letter, Ford Credit, as Agent, will have received written confirmation from each of the Lenders required to consent to such consent or waiver, evidencing each such Lender’s agreement to grant such consent or waiver, as the case may be.

Nothing contained in this Section 7.1 (B) may be construed to obligate either Ford Credit or a Lender to grant any such consents or forbear from exercising any of its rights with respect to any Event of Default which may occur from time to time. The rights and powers set forth in this Section 7.1 (B) apply only to Ford Credit acting as Agent and are not intended to benefit any Successor Agent.

(C)      Agent will provide to each Lender the following:

(i)       copies of all reports and notices furnished by Borrower to Agent pursuant to the Loan Documents, within 5 Business Days after Agent’s receipt thereof;

(ii)      reports of the calculation of Scaled Assets and all other calculations made by Agent pursuant to Section 5.4 hereof, within 5 Business Days after Agent will have made such calculations; and

(iii)     copies of all documents delivered to Agent by Borrower pursuant to Sections 5.2 (L) and 5.2 (N) hereof, within 30 Business Days after Agent’s receipt thereof.

7.2      Agent’s Reliance, Etc.  Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat the payee of the Note as the holder thereof until it receives written notice of the assignment thereof signed by such payee and including the agreement of the assignee to be bound thereby as it would have been if it had been an original party to this Agreement, in form satisfactory to Agent, as provided for in Section 10.3; (ii) may consult with legal counsel (including counsel for any Lender), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (iv) shall not, other than as specifically set forth in the Loan Documents, have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any party to any of the Loan Documents or to inspect the property of any party to any of the Loan Documents; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

7.3      Agent and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an agent.

7.4      Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent and based on the financial statements referred to in Section 4.4 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

7.5      Indemnification.  (A) Each Lender agrees to indemnify Agent, the L/C Issuer and their respective directors, officers, agents and employees (to the extent not promptly reimbursed by the Borrower) from and against each Lender’s Pro Rata Share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by Agent or the L/C Issuer under or with respect to the Loan Documents or any Letter of Credit (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s or the L/C Issuer’s Gross Negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse Agent and the L/C Issuer promptly upon demand for its Pro Rata Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.6 (A), to the extent that Agent or the L/C Issuer is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.5 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. An L/C Issuer shall be entitled to an indemnification only to the extent the L/C Issuer’s obligations arose from a Letter of Credit issued by such L/C Issuer.

(B)      For purposes of this Section 7.5, each Lender’s Pro Rata Share of any amount shall be determined, at any time, according to the Outstanding Amount at such time owing to the respective Lender after settlement under Section 2.1. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of the Lenders contained in this Section 7.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

7.6      Successor Agents.  An Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, which resignation will become effective at such times as more specifically set forth in this Section 7.6. Upon any such resignation, the Required Lenders shall have the right to appoint a successor agent, provided, however, that any such appointment of a successor agent must have been consented to in writing by Borrower, which consent shall not be unreasonably withheld or delayed, unless an Event of Default shall have occurred and be continuing, in which case no consent of Borrower shall be required. If no successor agent shall have been so appointed by the Lenders, and shall have accepted such appointment, within 30 days after Agent’s giving of notice of resignation, then Agent may, on behalf of the Lenders, appoint a successor agent, which shall be a commercial bank or finance company organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000 (any successor agent appointed under this Section 7.6 is referred to herein as a “Successor Agent”). Upon the acceptance of any appointment as Agent hereunder by a Successor Agent and, in the case of a Successor Agent to Agent’s agency duties with respect to the Collateral and as provided for in the Collateral Documents, upon the execution and filing or recording of such financing statements, or amendments thereto, and amendment to such other instruments or notices, as may be necessary or desirable, or as the Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such Successor Agent shall succeed to and become vested with such rights, powers, discretion, privileges and duties of Agent in its capacity as agent, and Agent shall be discharged from such duties and obligations as Agent under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation under this Section 7.6 no Successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) Agent’s resignation shall become effective, (ii) Agent shall thereupon be discharged from such agency duties and obligations under the Loan Documents and as identified in its notice of resignation and (iii) the Lenders shall thereafter perform all duties of Agent under the Loan Documents until such time, if any, as the Lenders appoint a Successor Agent as provided above. After Agent’s resignation hereunder as agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting in its capacity as agent under this Agreement.

ARTICLE VIII: ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1      Termination of Commitments and Acceleration.  If any Event of Default described in Section 6.1(F) or 6.1(G) occurs with respect to the Borrower, the obligations of any Lender to make Advances hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of any Lender. If any other Event of Default occurs, Agent shall at the request, and may with the consent, of the Required Lenders, declare the obligations of the Lenders to make Advances hereunder to be terminated, whereupon the same shall be terminated, and/or shall at the request, and may with the consent, of the Required Lenders, declare the Obligations to be due and payable, or both, whereupon, after written notice to the Borrower, the Obligations shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which the Borrower expressly waives.

8.2      Amendments.  Other than as specifically set forth in Section 7.1 of this Agreement, no amendment or waiver of any provision of the Loan Documents, nor consent to any departure therefrom by the Borrower or any Affiliate or Subsidiary of the Borrower shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Agent and the Required Lenders. Such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent and all of the Lenders (excluding a Defaulting Lender), do any of the following at any time: (a) waive any of the conditions specified in Section 3.1, (b) change the number of Lenders or the percentage of (1) the Commitments or (2) the aggregate unpaid principal amount of the Advances that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (c) reduce or limit the obligations of any Guarantor or otherwise limit such Guarantor’s liability with respect to the Obligations owing to the Agent and the Lenders, (d) if an Event of Default shall have occurred and be continuing, release Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on Collateral in any transaction or series of related transactions to secure any Obligations other than Obligations under the Loan Documents, provided, however, that if no Event of Default shall have occurred and be continuing, only the consent of the Agent and Required Lenders shall be required pursuant to this Section 8.2(i)(d), (e) amend this Section 8.2, (f) increase the Commitments of the Lenders other than in accordance with terms of the Loan Documents, (g) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (h) postpone any date scheduled for any payment of principal of, or interest on, the Notes or any date fixed for payment of fees or other amounts payable hereunder, (i) limit the liability of the Borrower or any of its Affiliates under any of the Loan Documents, (j) amend, modify or extend the Termination Date, (k) amend, modify or change the Applicable LIBOR Rate, (l) waive any Payment Default under Section 6.1(A) and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Lenders (other than any Lender that is, at such time, a Defaulting Lender) that has a Commitment if such Lender is directly affected by such amendment, waiver or consent, (a) increase the Commitments of such Lender, (b) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (d) change the order of application of any prepayment under the Loan Documents in any manner that materially affects such Lender; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or the other Loan Documents. If the amendment is one that can be approved by the Required Lenders, the Agent cannot refuse to sign, in its capacity as Agent, an amendment that is approved by the Required Lenders.

8.3      Preservation of Rights.  No delay or omission of any Lender or Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of an Advance or L/C Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Advance or L/C Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Required Lenders, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to any Lender until the Obligations have been paid in full.

ARTICLE IX: GENERAL PROVISIONS

9.1      Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Note and the making of the Advances herein contemplated.

9.2      Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3      Performance of Obligations.  The Borrower agrees that Agent may, at the direction of the Required Lenders, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral, unless such claims are being contested in good faith by the Borrower and the Borrower has set aside adequate reserves covering such tax, lien, security interest or other encumbrance and no Event of Default has occurred and is outstanding and (ii) after the occurrence and during the continuance of an Event of Default to make any payment or perform any act required of the Borrower under any Loan Document or take any other action which the Required Lenders, in their reasonable discretion deem necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (a) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (b) pay any rents payable by the Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this Section 9.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower’s obligations in respect thereof. The Borrower agrees to pay Agent (for the benefit of the Lenders), upon demand, the principal amount of all funds advanced by each Lender under this Section 9.3, together with interest thereon at the rate from time to time applicable to Advances from the date of such advance until the outstanding principal balance thereof is paid in full. All outstanding principal of, and interest on, advances made under this Section 9.3 shall constitute Obligations for purposes hereof.

9.4      Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5      Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower and the Lenders and the Loan Documents delivered on the Effective Date supersede all prior agreements and understandings among the Borrower and the Lenders relating to the subject matter thereof.

9.6      Expenses; Indemnification.

(A)     Expenses.  The Borrower shall reimburse the Agent and each Lender for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Agent or any Lender, which attorneys and paralegals may be employees of the Agent or any Lender) paid or incurred by Agent or any Lender in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and each Lender for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Agent and each Lender, which attorneys and paralegals may be employees of the Agent or any Lender) paid or incurred by the Agent or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. In addition to expenses set forth above, the Borrower agrees to reimburse the Agent and each Lender, promptly after the Agent’s or any Lender’s request therefor, for each audit or other business analysis performed by it in connection with this Agreement or the other Loan Documents at a time when an Event of Default exists in an amount equal to the Agent’s or a Lender’s then reasonable and customary charges for each person employed to perform such audit or analysis, plus all costs and expenses (including without limitation, travel expenses) incurred by the Agent or a Lender in the performance of such audit or analysis. The Agent or the Lender shall provide the Borrower with a detailed statement of all reimbursements requested under this Section 9.6(A).

(B)      Indemnity.  The Borrower further agrees to defend, protect, indemnify, and hold harmless the Agent, each Lender and each of its respective Affiliates, and each of the Agent’s, Lender’s, or Affiliate’s respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i)        this Agreement, the other Loan Documents or any of the Transaction Documents, or any act, event or transaction related or attendant thereto, the making of the Advances, hereunder, the management of such Advances, the use or intended use of the proceeds of the Advances hereunder, or any of the other transactions contemplated by the Transaction Documents; or

(ii)       any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”);

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or Gross Negligence of such Indemnitee as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C)      Notwithstanding anything else in this Agreement to the contrary, no party shall have any obligation to reimburse any person for attorneys’ fees and expenses unless such fees and expenses are (i) reasonable in amount, (ii) determined without reference to any statutory presumption and (iii) calculated using the actual time expended and the standard hourly rate for the attorneys and paralegals performing the tasks in question and the actual out-of-pocket expenses incurred.

(D)     Waiver of Certain Claims; Settlement of Claims.  The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement, the other Loan Documents (whether or not any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

(E)      Survival of Agreements.  The obligations and agreements of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7      Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.8      Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9      Nonliability of Lender.  The relationship between the Borrower and each Lender shall be solely that of borrower and lender. No Lender shall have fiduciary responsibilities to the Borrower and no Lender takes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

9.10    GOVERNING LAW.  ANY DISPUTE BETWEEN THE BORROWER AND A LENDER, OR ANY INDEMNITEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NORTH CAROLINA.

9.11    CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.  EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NORTH CAROLINA, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NORTH CAROLINA. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(B)      OTHER JURISDICTIONS.  THE BORROWER AGREES THAT ANY LENDER OR ANY INDEMNITEE SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

(C)      SERVICE OF PROCESS.  THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY AGENT BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF AGENT TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW THE BORROWER IRREVOCABLY WAIVES ANY

OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(D)      WAIVER OF JURY TRIAL.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(E)      WAIVER OF BOND.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

(F)      ADVICE OF COUNSEL.  EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 9.11, WITH ITS COUNSEL.

9.12    No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.13    Subordination of Intercompany Indebtedness.  The Borrower agrees that any and all claims of the Borrower against any Guarantor, any endorser or any other guarantor of all or any part of the Obligations, or against any of its properties, including, without limitation, pursuant to any intercompany Indebtedness permitted under Section 5.3(A)(v), shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations. Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor shall be and are subordinated to the rights, if any, of the Lender in those assets. The Borrower shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations shall have been paid in full in cash and satisfied and all financing arrangements under this Agreement and the other Loan Documents between the Borrower and each Lender have been terminated. If, during the continuance of an Event of Default, all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, then, and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Guarantor to the Borrower, including, without limitation, pursuant to any intercompany Indebtedness permitted under Section 5.3(A)(v) (“Intercompany Indebtedness”) shall be paid or delivered directly to Agent (for the benefit of the Lenders) for application on any of the Obligations, due or to become due, until such Obligations shall have first been paid in full in cash and satisfied; provided, however, ordinary course payments or distributions made by any Guarantor to the Borrower shall be required to be paid or delivered to Agent (for the benefit of the Lenders) only upon Agent’s request. The Borrower irrevocably authorizes and empowers Agent (if directed to do so by the Required Lenders) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of the Borrower such proofs of claim and take such other action, in Agent’s own name or in the name of the Borrower or otherwise, as Required Lenders may deem necessary or advisable for the enforcement of this Section 9.13. Agent may vote such proofs of claim in any such proceeding, receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and apply the same on account of any of the Obligations. Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness during the continuance of an Event of Default and prior to the satisfaction of all of the Obligations and the termination of all financing arrangements under this Agreement and the other Loan Documents between the Borrower and the Lenders, the Borrower shall receive and hold the same in trust, as trustee, for the benefit of each Lender and shall forthwith deliver the same to Agent (for the benefit of the Lenders), in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of each Lender; provided, however, ordinary course payments or distributions made to or by any Guarantor to the Borrower shall be required to be paid or delivered to Agent (for the benefit of the Lenders) only upon Initial Lender’s request after the occurrence and Continuance of an Event of Default. If the Borrower fails to make any such endorsement or assignment to Agent (for the benefit of the Lenders), Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Obligations have been paid in full in cash and satisfied and all financing arrangements under this Agreement and the other Loan Documents between the Borrower and the Lender have been terminated, the Borrower will not assign or transfer to any Person (other than Agent (for the benefit of the Lenders)) any claim the Borrower has or may have against any Guarantor.

9.14    Usury Not Intended.  It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of North Carolina and the United States of America from time-to-time in effect. In furtherance thereof, each Lender and the Borrower stipulate and agree that none of the terms and provisions contained in this

Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of the Notes (or if the Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and each Lender shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents that may be in apparent conflict herewith.

ARTICLE X: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

10.1    Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations under the Loan Documents.

10.2    Participations.

(A)     Permitted Participants; Effect.  Subject to the terms set forth in this Section 10.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Advance owing to such Lender, the Notes, the Commitment or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis. Notice of such participation to the other Lenders and to the Borrower shall be required prior to any participation becoming effective. In the event of any such sale by any Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of the Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower shall continue to deal solely and directly with Agent in connection with each Lender’s rights and obligations under the Loan Documents.

(B)      Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Advance or Commitment in which such Participant has an interest.

10.3    Assignments.  (A) Each Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other financial institutions approved by the Borrower and each other Lender (each referred to as an “Eligible Assignee”) within 10 days of notice to the Borrower by such Lender of such assignment (which such approval shall not be unreasonably withheld) all or a portion of its rights and obligations under this Agreement (including, without limitation, its Commitment and all Advances owing to it) pursuant to an assignment and acceptance agreement in form and substance satisfactory to each Initial Lender (each referred to as an “Assignment and Acceptance”) . Notwithstanding the foregoing, the Borrower shall not have any right to approve an assignee under this Section 10.3, after the occurrence and continuance of an Event of Default or to the extent such assignee is an Affiliate of either Lender, provided, however, that to the extent any Lender assigns its obligations hereunder, such Affiliate shall be a United States Person and the Lender shall have provided such financial statements as the Borrower shall have reasonably requested.

(B)      Upon such execution, delivery and acceptance of, and from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.11 and Section 9.6 to the extend any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(C)      By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Guarantor or any other party to the Loan, or the performance or observance by Borrower, any Guarantor or any other party to the Loan of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(D)     The Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(E)      Upon its receipt of an assignment and acceptance agreement executed pursuant to the preceding Subsection (A), together with any Note or Notes subject to such assignment, the Agent will (i) accept such assignment and acceptance agreement executed pursuant to the preceding Subsection (A), (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to Borrower. In the case of any assignment by a Lender, within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Lender’s Commitment assumed by it pursuant to such assignment and acceptance agreement and, if any assigning Lender has retained a commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to such assigning Lender’s Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such assignment and acceptance agreement and shall be in substantially the form of Exhibit A hereto.

Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.3, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

10.4    Confidentiality.  Subject to Section 10.3 and Section 10.5, each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with each respective Lender’s customary procedures for handling confidential information of this nature and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section 10.4. In no event shall any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Agreement.

10.5    Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in the Lender’s possession concerning the Borrower and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 10.4 the confidentiality of any confidential information described therein.

ARTICLE XI: NOTICES

11.1    Giving Notice.  Except as otherwise permitted by Section 2.8 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

11.2    Change of Address.  The Borrower, the Agent and each Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XII. LETTERS OF CREDIT

12.1    General.

(A)     On the terms and conditions set forth herein (i) the L/C Issuer agrees from time to time on any Business Day during the period from the Effective Date to the last Business Day sixty (60) days prior to the Termination Date (the “Letter of Credit Termination Date”) to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with this Article XII; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of the Borrower. Notwithstanding the foregoing, the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if, as of the date of such L/C Credit Extension, (i) the aggregate Outstanding Amount of the Notes held by any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, would exceed such Lender’s Commitment, (ii) the Revolving Credit Obligations would exceed the Maximum Availability, or (iii) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the other terms and conditions hereof, the ability of Borrower to obtain Letters of Credit shall be fully revolving, and, accordingly, Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the date hereof shall be subject to and governed by the terms and conditions hereof.

(B)      The L/C Issuer is under no obligation to Issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Agent or any L/C Issuer from Issuing such Letter of Credit, or any Requirements of Law applicable to the Agent or any L/C Issuer, any directive (whether or not having the force of law) from any Governmental Authority over the Agent or any L/C Issuer shall prohibit Agent or any L/C Issuer from the Issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon the Agent or any L/C Issuer with respect to such Letter of Credit any materially adverse restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it; (ii) the Agent and the L/C Issuer has received written notice from any Lender or Borrower, prior to the Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article III is not then satisfied; (iii) the expiration date of any requested Letter of Credit is more than one (1) year from the date of Issuance thereof or after the Termination Date; (iv) the requested Letter of Credit does not permit Agent and/or the L/C Issuer to cancel, at any time, the Letter of Credit upon thirty (30) days prior written notice; (v) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Agent and the L/C Issuer, or the Issuance of a Letter of Credit shall violate any applicable policies of the Agent or L/C Issuer , or the Issuance of a Letter of Credit is for an amount less than One Hundred Thousand Dollars ($100,000) or to be denominated in a currency other than U.S. Dollars. If the Borrower requests that the Agent and the L/C Issuer issue a Letter of Credit that does not permit the Agent and/or L/C Issuer to cancel the Letter of Credit at any time upon thirty (30) days prior written notice, the Agent and the L/C Issuer shall consent to such change only upon receipt of the written consent of all Lenders.

12.2    Issuance, Amendment and Renewal of Letters of Credit.

(A)     Each Letter of Credit shall be issued or amended upon the irrevocable written request of Borrower received by the Agent (with a copy to the L/C Issuer) at least five (5) Business Days (or such shorter time as the Agent and L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of Issuance, or in the case of automatically renewable Letters of Credit, five (5) Business Days prior to the date Agent or the L/C Issuer must notify the beneficiary of a non renewal. Each such request for Issuance of a Letter of Credit shall be by written request and, if by facsimile, confirmed immediately in an original writing, in the form of a Letter of Credit Application, and shall specify in form and detail satisfactory to the Agent and the L/C Issuer such matters as the Agent and the L/C Issuer may require. Unless otherwise agreed to by the Lenders in writing, each Letter of Credit (i) will be for the account of Borrower or any Subsidiary, (ii) will be (a) a non-transferable standby letter of credit to support certain performance obligations of such Borrower or Subsidiary, or (b) a non-transferable standby letter of credit to support certain payment obligations of Borrower or Subsidiaries that are not prohibited by this Agreement, and (iii)  will contain such terms and provisions as may be reasonably and customarily required by the Agent and L/C Issuer.

(B)      From time to time while a Letter of Credit is outstanding and prior to the Letter of Credit Termination Date, the L/C Issuer will, upon the written request of the Borrower received by the L/C Issuer and the Agent at least one hundred twenty (120) days prior to the proposed date of an extension, extend the expiry date, provided, however, the L/C Issuer shall not issue any Letter of Credit until it has requested and received written confirmation from the Agent of such Letter of Credit issuance. From time to time while a Letter of Credit is outstanding and prior to the Letter of Credit Termination Date, the L/C Issuer will, upon the written request of Borrower received by the L/C Issuer and the Agent at least five (5) Business Days prior to the proposed date of an amendment, amend the Letter of Credit, provided, however, the L/C Issuer shall not amend any Letter of Credit until it has requested and received written confirmation from the Agent of such amendment of the Letter of Credit. Each such request for amendment or extension of a Letter of Credit shall be made in writing and, if by facsimile, confirmed immediately in an original writing, made in such form as the Agent and the L/C Issuer shall require. The L/C Issuer shall be under no obligation to amend or extend the expiry date of any Letter of Credit if: (i) the L/C Issuer would have no obligation at such time to Issue such Letter of Credit in its amended form under the terms of this Agreement; or (ii) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(C)      Upon receipt of a Letter of Credit Application from Borrower, the Agent will promptly notify the Lenders of the future Issuance of a Letter of Credit (including any amendment or extension thereto) and the purpose for issuing the Letter of Credit.

(D)     If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the L/C Issuer that such Letter of Credit shall not be renewed, the L/C Issuer with Agent’s prior written concurrence shall be permitted to allow such Letter of Credit to renew, and Borrower and the Lenders hereby authorize such renewal. The L/C Issuer shall not allow such Letter of Credit to renew if the L/C Issuer would have no obligation at such time to Issue or amend such Letter of Credit under the terms of this Agreement.

(E)      Each of the Agent and the L/C Issuer may, at its election (or at the direction of the Required Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiration date of any Letter of Credit to be a date not later than the Termination Date.

(F)      This Agreement shall control in the event of any conflict with any Letter of Credit-Related Document.

(G)     At anytime after the occurrence and during the continuation of an Event of Default or an Unmatured Default by the Borrower or at any time 60 days prior to the Termination Date, any Lender may, at any time, send a written request to the Agent (with a copy to the L/C Issuer) to cancel a Letter of Credit that contains a cancellation provision. Upon receipt of such written request, the Agent shall instruct the L/C Issuer to cancel such Letter of Credit and the Agent and the L/C Issuer shall take the actions necessary to effect such cancellation.

12.3    Risk Participations, Drawings and Reimbursements.

(A)     Immediately upon the Issuance of each Letter of Credit, the Lenders shall be deemed to, and hereby irrevocably and unconditionally agree to, purchase from the L/C Issuer participation interests in such Letters of Credit and each drawing thereunder, ratably in amounts equal to the product of (i) each such Lender’s Pro Rata Share, and (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing respectively. Each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.

(B)      Upon receipt from the beneficiary of any Letter of Credit notice of any drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent thereof. The Agent shall promptly notify the Borrower not later than 11:00 a.m. (Eastern Standard Time) on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and the Borrower shall prior to such time reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing (which amount shall be immediately remitted by the Agent to the L/C Issuer). If the Borrower fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify (for informational purposes) each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof, and not later than 1:00 p.m. (Eastern Standard Time) on the Honor Date the Agent shall fund the Unreimbursed Amount to the L/C Issuer in immediately available funds. In such event, the Borrower shall be deemed to have requested an Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth herein with respect to Advances. Each such payment of the Unreimbursed Amount by the Agent to the L/C Issuer shall be deemed to be an Advance by the Agent hereunder. Any notice given by the Agent or the L/C Issuer pursuant to this Section 12.3(B) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(C)      Settlement between the Lenders and Agent for all Unreimbursed Amounts shall be made as set forth in Section 2.1(B)(ii).

(D)     With respect to any Unreimbursed Amount that is not fully refinanced by an Advance because the conditions set forth herein cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 12.3(C) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section.

(E)      If the Agent for any reason fails to remit the full amount of any drawing under any Letter of Credit to the L/C Issuer in immediately available funds on or before 1:00 p.m. (Eastern Standard Time) on the fifth Business Day following the Honor Date, the L/C Issuer may notify each Lender of the Honor Date, the Unreimbursed Amount and the amount of each Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested an Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth herein with respect to Advances. Any notice given by the L/C Issuer pursuant to this Section may be given by telephone if immediately confirmed in writing. Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to this Section make funds available to the L/C Issuer at the L/C Issuer’s office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice (which Business Day must be at least one Business Day after notice) by the L/C Issuer, whereupon, subject to the provisions of this subparagraph, each Lender that so makes funds available shall be deemed to have made an Advance to the Borrower in such amount. With respect to any Unreimbursed Amount that is not fully refinanced by an Advance because the conditions set forth herein cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the L/C Issuer pursuant to this Section 12.3(E) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section. Notwithstanding the foregoing, this Section 12.3(E) shall not be applicable if the Agent is the L/C Issuer.

(F)      Until Agent funds an Advance or L/C Advance pursuant to Section 12.3(B) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit or, if applicable, until each Lender funds its Advance or L/C Advance pursuant to Section 12.3(E) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(G)     Each Lender’s obligation to make Advances or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, or to make Advances or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 12.3, shall be absolute and unconditional and without recourse to the Agent or any L/C Issuer and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the L/C Issuer, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other occurrence, event or condition whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Advances pursuant to this Section 12.3 is subject to the conditions set forth herein (other than delivery by the Borrower of a request for an Advance). No making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

12.4    Repayment of Participation.

(A)     When the Agent receives (and only if the Agent receives) immediately available funds from the Borrower (i) in respect of which any Lender has paid the Agent for the account of the Agent for such Lender’s participation in the L/C Advance or (ii) in payment of interest thereon, the Agent will pay to each Lender, in the same funds as those received by the Agent for the account of the Lender as set forth in Article II of the Agreement.

(B)      If the Agent is required at any time to return to Borrower or to a trustee, receiver, liquidator, custodian, or any official in an Insolvency Proceeding, any portion of the payments made by Borrower to Agent in reimbursement of a payment made under the L/C Advance, L/C Borrowing or interest thereon, each of the Lenders shall, on demand of the Agent and within one Business Day, in accordance with each Lender’s Pro Rata Share of the Aggregate Commitments, forthwith return to the Agent the amount so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent, at a rate per annum equal to the Applicable LIBOR Rate in effect from time to time.

12.5    Role of the Agent and L/C Issuer.

(A)     Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, neither the Agent nor the L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(B)      Neither the L/C Issuer, the Agent nor any of their respective correspondents, participants or assignees shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable); (ii) any action taken or omitted in the absence of Gross Negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit-Related Document.

(C)      The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Agent, the L/C Issuer nor any of their respective correspondents, participants or assignees, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 12.6; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or Gross Negligence as determined by a final, non-appealable judgment by a court of competent jurisdiction in failing to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

12.6    Obligations Absolute.  The obligations of Borrower under this Agreement and any Letter of Credit-Related Documents to reimburse the Agent or L/C Issuer for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into an Advance, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other Letter of Credit-Related Document under all circumstances, including the following: (i) any lack of validity or enforceability of this Agreement or any Letter of Credit-Related Document; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of Borrower in respect of any Letter of Credit, (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any such transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Agent, any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the Letter of Credit-Related Documents or any unrelated transaction; (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; (v) any payment by the L/C Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the L/C Issuer or Agent under any Letter of Credit to any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of a successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding; (vi) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations of the Borrower in respect of any Letter of Credit; or (vii) any other circumstance that might otherwise constitute a defense available to, or discharge of, the Borrower.

12.7    Letter of Credit Fees.

(A)     The Borrower shall pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued, renewed or extended equal to 1.5% per annum times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such Letter of Credit fees shall be computed on an annual basis and shall be paid in advance on the issuance, renewal or extension of each Letter of Credit and annually on the anniversary date of each such issuance, renewal or extension thereafter. In the event that the Borrower requests an increase in the amount of a Letter of Credit and there is not an extension of the original Letter of Credit’s expiration or expiry date, the Borrower shall pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee of 1.5% per annum times the difference between the original Letter of Credit amount and the increased Letter of Credit amount annualized from the date of the increase to the Letter of Credit expiration or expiry date. If the Borrower requests an increase in the amount of the Letter of Credit and an extension to the original Letter of Credit’s expiration or expiry date, the Borrower shall pay to the Agent for the account of each Lender in accordance with its Pro Rata

Share a Letter of Credit fee of 1.5% per annum times the difference between the original Letter of Credit amount and the increased Letter of Credit amount annualized from the date of the increase to the original Letter of Credit expiration or expiry date, and 1.5% per annum times the daily maximum amount available to be drawn under the increased Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) from the original Letter of Credit expiration or expiry date to the new Letter of Credit expiration or expiry date. The Borrower shall not be charged a fee if the Borrower requests a reduction in the amount of a Letter of Credit and there is no extension of the expiration or expiry date.

(B)      The Borrower may pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amounts and at the times specified in any separate fee letter or agreement now or hereafter in effect between the Borrower and such L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. Borrower’s failure to pay to the L/C Issuer the fees described in this Section 12.7(B) will not be deemed to be an Event of Default under this Agreement.

12.8    Cash Collateralization.

(A)     If any Event of Default shall occur and be continuing, or if the Commitment is terminated or reduced to an amount insufficient to fund the outstanding L/C Obligations, or upon the occurrence of the Termination Date, Borrower agrees that it shall on the Business Day it receives notice from the Agent, acting upon instructions of the Required Lenders, deposit in an account (the “Cash Collateral Account”) held by the Agent, for the benefit of the Lenders, an amount of cash equal to the L/C Obligations as of such date. Such deposit shall be held by Agent as Collateral for the payment and performance of the Obligations. The Agent shall have exclusive dominion and control, including exclusive right of withdrawal, over such account. Cash Collateral shall be held in a blocked, interest-bearing account held by the Agent upon such terms and in such type of account as customary at the depository institution. Borrower shall pay any fees paid by the Agent, which fees are of the type customarily charged by such institution with respect to such accounts. Moneys in such account shall (i) be applied by the Agent to the payment of L/C Borrowings and interest thereon, (ii) be held for the satisfaction of the reimbursement Obligations of Borrower in respect of Letters of Credit, and (iii) in the event the payment of the Advances has been accelerated, with the consent of the Required Lenders, be applied to satisfy the Obligations. If Borrower shall provide Cash Collateral under this Section 12.8(A) or shall prepay any Letter of Credit and thereafter (i) drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, and (ii) such Event of Default shall have been waived or cured, then the Agent, and the Lenders agree that the Agent is hereby authorized, without further action by any other Person, to release the Lien in such cash and will direct the Agent to remit to Borrower amounts for which the contingent obligations evidenced by such Letters of Credit have ceased.

(B)      As security for the payment of all Obligations, Borrower hereby grants, conveys, assigns, pledges, sets over and transfers to the Agent, and creates in the Agent’s favor a Lien on, and security interest in, all money, instruments and securities at any time held in or acquired in connection with the Cash Collateral Account, together with all proceeds thereof. At any time and from time to time, upon the Agent’s request, Borrower promptly shall execute and deliver any and all such further instruments and documents as may be reasonably necessary, appropriate or desirable in the Agent’s judgment to obtain the full benefits (including perfection and priority) of the security interest created or intended to be created by this Section 12.8(B) and of the rights and powers herein granted.

12.9    Applicability of ISP98 and UCP.

Unless otherwise expressly agreed by the Agent, L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

12.10   Conflict with Letter of Credit Application.

In the event of any conflict between the terms hereof and the terms of any Letter of Credit-Related Document, the terms hereof shall control.

ARTICLE XIII: COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when the Borrower and each Lender have executed it.

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[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Borrower, the Agent and each Lender have executed this Agreement as of the date first above written.

SONIC AUTOMOTIVE, INC., as the Borrower
By:	/s/ THEODORE M. WRIGHT

Name:	Theodore M. Wright
Title:	President

Address: 6415 Idlewild Road Suite 109 Charlotte, North Carolina 28212 Attention: Theodore M. Wright Telephone No.: (704) 566-2400 Facsimile No.: (704) 566-6031

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FORD MOTOR CREDIT COMPANY, as Lender, and as Agent
By:	/s/ STEVE GRACZ

Name:	Steve Gracz
Title:	National Account Manager

Address: One American Road Dearborn, Michigan 48121 Attention: Steve Gracz Telephone No.: (313) 594-3841 Facsimile No.: (313) 390-5459

[SIGNATURE PAGE TO CREDIT AGREEMENT]

DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC, as Lender
By:	/s/ R.D. KNIGHT

Name:	R. D. Knight
Title:	Vice President of Credit

Address: 27777 Inkster Road Farmington Hills, MI 48334-5326 Attention: Michele Nowak Telephone No.: (248) 427-6524 Facsimile No.: (248) 427-6550

[SIGNATURE PAGE TO CREDIT AGREEMENT]

TOYOTA MOTOR CREDIT CORPORATION, as Lender
By:	/s/ P. REID BOOZER

Name:	P. Reid Boozer
Title:	National Accounts Development Manager

Address: 19001 South Western Avenue Torrance, California 90501 Attention: _______________________ Telephone No.: (310) 468-3756 Facsimile No.: (310) 468-3501

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Lender
By:	/s/ M. PATRICIA KAY

Name:	M. Patricia Kay
Title:	Senior Vice President

Address: 7 North Laurens Street Greenville, South Carolina 29601 Attention: M. Patricia Kay Telephone No.: (864) 271-5662 Facsimile No.: (864) 271-5664

With copy to:

Bank of America, N.A. CLSC Automotive Group NC4-105-03-17 4161 Piedmont Parkway Greensboro, North Carolina 27410 Attention: M. Patricia Kay Telephone No.: (336) 805-3991 Facsimile No.: (336) 805-3249

[SIGNATURE PAGE TO CREDIT AGREEMENT]